UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Loral Space & Communications Inc.

(Name of Registrant as Specified In Its Charter).

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 20, 2008

The Annual Meeting of Stockholders of Loral Space & Communications Inc. (“Loral” or the “Company”) will be held at the Park Central New York, 870 Seventh Avenue at 56th Street, New York, New York, at 10:30 A.M., on Tuesday, May 20, 2008, for the purpose of:

1.	Electing to the Board one Class II Director whose term has expired; and
2.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.

The Board of Directors has fixed the close of business on April 3, 2008 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

This Notice and accompanying Proxy Statement and proxy or voting instruction card will be first mailed to you and to other stockholders of record commencing on or about April 29, 2008.

All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, I hope that you will vote as soon as possible. Please review the instructions on the proxy or voting instruction card regarding your voting options.

By Order of the Board of Directors

/s/ Michael B. Targoff

Michael B. Targoff
Vice Chairman of the Board,
Chief Executive Officer and President

April 29, 2008

i

Loral Space & Communications Inc.
600 Third Avenue
New York, New York 10016

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why did I receive this proxy statement?	We have sent you this Notice of Annual Meeting and Proxy Statement and proxy or voting instruction card because the Board of Directors of Loral Space & Communications Inc. (“Loral” or the “Company”) is soliciting your proxy to vote at our Annual Meeting of Stockholders on May 20, 2008 (the “Annual Meeting”). This Proxy Statement contains information about the items being voted on at the Annual Meeting and information about us.
Who is entitled to vote?	You may vote if you owned common stock as of the close of business on April 3, 2008. On April 3, 2008, there were 20,287,649 shares of our common stock, par value $.01 per share, outstanding and entitled to vote at the Annual Meeting. In addition, certain affiliated funds of MHR Fund Management LLC (“MHR Fund Management”) hold shares of our preferred stock that entitle them to vote together with the common stock. These funds are together entitled to 105 votes with respect to all of the preferred stock held by them at the Annual Meeting.
How many votes do I have?	Each share of our common stock that you own entitles you to one vote.
What am I voting on?	You will be voting on the following:
• To elect to the Board one Class II Director whose term has expired; and
• To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.
How do I vote?	You can vote in the following ways:

•

By Mail: If you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you hold your shares in street name, please complete and mail the voting instruction card.

• By Telephone or Internet: If you hold your shares in street name, you may be able to vote by telephone or over the Internet. Please follow the instructions on your voting instruction card.

•

At the Annual Meeting: If you are planning to attend the Annual Meeting and wish to vote your shares in person, we will give you a ballot at the meeting. If your shares are held in street name, you need to bring an account statement or letter from your broker, bank or other nominee indicating that you were the beneficial owner of the shares on April 3, 2008, the record date for voting. You will also need to obtain a proxy from your bank, broker or other nominee to vote the shares you beneficially own at the meeting. Even if you plan to be present at the meeting, we encourage you to complete and mail the enclosed card to vote your shares by proxy.

What if I return my proxy or voting instruction card but do not mark it to show how I am voting?	Your shares will be voted according to the instructions you have indicated on your proxy or voting instruction card. If no direction is indicated, your shares will be voted “FOR” the election of the Class II nominee to the Board of Directors and “FOR” proposal 2.

May I change my vote after I return my proxy or voting instruction card?	You may change your vote at any time before your shares are voted at the Annual Meeting in one of three ways:
• Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy;
• Submit another proxy card (or voting instruction card if you hold your shares in street name) with a later date; or
• Vote in person at the Annual Meeting.
What does it mean if I receive more than one proxy or voting instruction card?	It means you have multiple accounts at the transfer agent and/or with banks and stockbrokers. Please vote all of your shares.
What constitutes a quorum?	Any number of stockholders, together holding at least a majority in voting power of the capital stock of the Company issued and outstanding and generally entitled to vote in the election of directors, present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business. Abstentions and “broker non-votes” are counted as shares “present” at the meeting for purposes of determining whether a quorum exists. A “broker non-vote” occurs when shares held of record by a bank, broker or other holder of record for a beneficial owner are deemed present at the meeting for purposes of a quorum but are not voted on a particular proposal because that record holder does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.
What vote is required in order to approve each proposal?	Proposal 1 (Election of Director): A nominee will be elected to the Class II directorship by plurality vote. This means that the director nominee with the most votes cast in his or her favor will be elected to the Class II directorship. Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld. If you do not want to vote your shares for the nominee, you may indicate that in the space provided on the proxy card or the voting instruction card or withhold authority as prompted during telephone or Internet voting. In the unanticipated event that the director nominee is unable or declines to serve, the proxy will be voted for such other person as shall be designated by the Board of Directors to replace the nominee, or in lieu thereof, the Board may reduce the number of directors.
Proposal 2 (Ratification of appointment of Deloitte & Touche LLP): This proposal requires the affirmative vote of a majority of the voting power of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the effect of votes against the proposal. “Broker non-votes” will not have any effect on the adoption of the proposal.
How will voting on any other business be conducted?	We do not know of any business or proposals to be considered at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly presented at the Annual Meeting, the proxies received from our stockholders give the proxy holders the authority to vote on the matter according to their best judgment.
Who will count the votes?	Registrar & Transfer Company will act as the inspector of election and will tabulate the votes.

PROPOSAL 1 — ELECTION OF DIRECTOR

The Company has three classes of directors serving staggered three-year terms, with each class consisting of three directors. The terms of the Class I, II and III directors expire on the date of the Annual Meeting in 2010, 2008 and 2009, respectively.

Stockholders will elect one Class II director at the Annual Meeting. Of the directors named below, Mr. Michael B. Targoff is the nominee to serve as Class II director. The other two Class II director slots are currently vacant and will remain vacant after the meeting and until the Board either reduces its size or elects candidates to fill such vacancies. Mr. Targoff will serve for a period of three years, until a qualified successor director has been elected, or until he resigns or is removed by the Board. A Class II director will be elected by plurality vote. The Board of Directors unanimously recommends a vote FOR the director nominee.

The following are brief biographical sketches of each of our directors and nominees:

Michael B. Targoff
Age:	63
Director Since:	November 2005
Class:	Class II
Business Experience:	Mr. Targoff has been Chief Executive Officer of Loral since March 1, 2006, President since January 8, 2008 and Vice Chairman of Loral since November 21, 2005. From 1998 to February 2006, Mr. Targoff was founder and principal of Michael B. Targoff & Co., a private investment company.
Other Directorships:	Chairman of the Board and member of the Audit Committee of Communication Power Industries. Director, Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of Leap Wireless International, Inc. Director of ViaSat, Inc.

Sai S. Devabhaktuni
Age:	36
Director Since:	November 2005
Class:	Class III
Business Experience:	Mr. Devabhaktuni is currently a managing principal of MHR Fund Management, an investment manager of various private investment funds that invest in inefficient market sectors, including special situation equities and distressed investments. Mr. Devabhaktuni has served MHR Fund Management in various capacities since 1998.

Hal Goldstein
Age:	42
Director Since:	November 2005
Class:	Class III
Business Experience:	Mr. Goldstein is a co-founder of MHR Fund Management and is currently a managing principal of MHR Fund Management. Mr. Goldstein has served MHR Fund Management in various capacities since 1996.
Other Directorships:	Director of GF Health Products Inc.

John D. Harkey, Jr.
Age:	47
Director Since:	November 2005
Class:	Class I
Business Experience:	Mr. Harkey has been Chairman and Chief Executive Officer of Consolidated Restaurant Companies, Inc. since 1998.
Other Directorships:	Director and Chairman of the Audit Committee of Energy Transfer Equity, L.P. and Emisphere Technologies, Inc. Director and member of the Audit Committee and the Nominating and Corporate Governance Committee of Leap Wireless International, Inc. Director and member of the Audit Committee and Corporate Governance Committee of Energy Transfer Partners, LLC.

Mark H. Rachesky, M.D.
Age:	49
Director Since:	November 2005
Class:	Class III
Business Experience:	Dr. Rachesky has been non-executive Chairman of the Board of Directors of Loral since March 1, 2006. Dr. Rachesky is a co-founder of MHR Fund Management and has been its President since 1996.
Other Directorships:	Non-executive Chairman of the Board, Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of Leap Wireless International, Inc. Director of Neose Technologies, Inc. and NationsHealth Inc. Director, Chairman of the Governance and Nominating Committee and member of the Compensation Committee of Emisphere Technologies, Inc.

Arthur L. Simon
Age:	76
Director Since:	November 2005
Class:	Class I
Business Experience:	Mr. Simon is an independent consultant. Before his retirement, Mr. Simon was a partner at Coopers & Lybrand L.L.P., Certified Public Accountants, from 1968 to 1994.
Other Directorships:	Director and member of the Audit and Governance Committees of L-3 Communications Corporation.

John P. Stenbit
Age:	68
Director Since:	June 2006
Class:	Class I
Business Experience:	Mr. Stenbit is a consultant for various government and commercial clients. From 2001 to his retirement in March 2004, he was Assistant Secretary of Defense of Networks and Information Integration/Depart- ment of Defense Chief Information Officer.
Other Directorships:	Director and member of the Governance and Nominating and Audit Committees of SM&A Corporation. Director and member of the Nominating and Corporate Governance, Audit and Compensation Committees of Cogent, Inc. Director and member of the Corporate Governance and Compensation Committees of SI International, Inc. Director and member of the Nominating and Corporate Governance and Compensation and Human Resources Committees of ViaSat, Inc. Trustee of The Mitre Corp., a not-for-profit corporation, and member of the Defense Science Board, the Technical Advisory Group of the National Reconnaissance Office, the Advisory Board of the National Security Agency, the Science Advisory Group of the US Strategic Command and the Naval Studies Board.

Additional Information Concerning the Board of Directors of the Company

During 2007, the Board of Directors held 11 meetings and acted by unanimous written consent three times. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of committees of the Board of which he was a member. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters. We do not have a policy regarding directors’ attendance at annual meetings.

The Company is listed on the Nasdaq Stock Market and complies with the Nasdaq listing requirements regarding independent directors. Under Nasdaq’s Marketplace Rules, the definition of an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that all of our directors, except for Mr. Targoff, are independent directors; independent directors, therefore, constitute a majority of our Board. Non-management directors meet in executive sessions without members of the Company’s management at the conclusion of regularly scheduled Board meetings.

  Indemnification Agreements

As of the effective date of our plan of reorganization (November 21, 2005), we entered into Officers’ and Directors’ Indemnification Agreements (each, an “Indemnification Agreement”) with our officers. In addition we entered into Indemnification Agreements with each of our directors as of the date such person became a director (each officer and director with an Indemnification Agreement, an “Indemnitee”). The Indemnification Agreement requires us to indemnify the Indemnitee if the Indemnitee is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (as that term is used in the Indemnification Agreement), except with regard to any Proceeding by or in our right to procure a judgment in our favor, against all Expenses and Losses (as those terms are used in the Indemnification Agreement), including judgments, fines, penalties and amounts paid in settlement, subject to certain conditions, actually and reasonably incurred in connection with such Proceeding, if the Indemnitee acted in good faith for a purpose which he or she reasonably believed to be in or not opposed to our best interests. With regard to Proceedings by or in our right, the Indemnification Agreement provides similar terms of indemnification; no indemnification will be made, however, with respect to any claim, issue or matter as to which the Indemnitee shall have been adjudged to be liable to us, unless a court determines that the Indemnitee is entitled to indemnification for such portion of the Expenses as the court deems proper, all as detailed further in the Indemnification Agreement. The Indemnification Agreement also requires us to indemnify an Indemnitee where the Indemnitee is successful, on the merits or otherwise, in the defense of any claim, issue or matter therein, as well as in other circumstances delineated in the Indemnification Agreement. The indemnification provided for by the Indemnification Agreement is subject to certain exclusions detailed therein. Our subsidiaries, Space Systems/Loral, Inc. (“SS/L”) and Loral Holdings Corporation both guarantee the due and punctual payment of all of our obligations under the Indemnification Agreements.

We have received a request for indemnification from our directors for any losses or costs they may incur as a result of certain shareholder lawsuits described below under “Legal Proceedings.”

  Directors and Officers Liability Insurance

We have purchased insurance from various insurance companies against obligations we might incur as a result of our indemnification obligations of directors and officers for certain liabilities they might incur and insuring such directors and officers for additional liabilities against which they might not be indemnified by us. We have also procured coverage for our own liabilities in certain circumstances. Our cost for the annual insurance premium covering the period from November 21, 2007 to November 20, 2008 is $1,908,000.

  Legal Proceedings

Certain shareholder lawsuits have been commenced against our directors relating to the preferred stock financing transaction with MHR Fund Management and certain of its affiliated funds described in “Certain

Relationships and Related Transactions — MHR Fund Management LLC.” These lawsuits are described below and in note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

  New York Shareholder Litigation

On or about November 3, 2006, plaintiff Maxine Babus, derivatively on behalf of Loral Space & Communications Inc., filed a shareholder derivative complaint in the Supreme Court of the State of New York, County of New York, against all the members of the Loral Board of Directors and against Loral as a nominal defendant. On or about April 4, 2007, the plaintiff filed an amended shareholder class and derivative complaint against all members of the Loral Board of Directors, MHR Fund Management and certain funds (the “MHR Funds”) and other entities affiliated with MHR Fund Management (collectively, MHR Fund Management, the MHR Funds and such other entities, the “MHR Entities”) and Loral as a nominal defendant. The amended complaint alleges, among other things, that, in connection with the Company’s Securities Purchase Agreement dated October 17, 2006, as amended and restated on February 27, 2007 (as so amended and restated, the “Securities Purchase Agreement”), pursuant to which the Company sold to the MHR Funds $300 million in new convertible preferred stock, the directors and the MHR Entities breached their fiduciary duties to the Company, including the fiduciary duties of care and loyalty, and that the MHR Entities and Dr. Mark H. Rachesky have aided and abetted the directors’ breach of fiduciary duty. The amended complaint seeks, among other things, both as to the derivative claims and the class action claims, preliminary and permanent injunctive relief, an award of compensatory damages in an amount to be determined, rescission of the Securities Purchase Agreement and plaintiff’s costs and disbursements, including attorneys’ and experts’ fees and expenses.

The plaintiff, Mrs. Babus, died in November 2006, and, in August 2007, her son was substituted as plaintiff in place of his deceased mother. After discussions between the parties in which it was decided not to proceed with a Memorandum of Understanding entered into in March 2007 (more fully described in the Company’s Report on Form 8-K filed on March 21, 2007, and the full text of which is attached as Exhibit 10.1 thereto) in light of a further advanced Delaware shareholder litigation (discussed below), the parties have agreed, and the court in an order dated December 5, 2007 ordered, that the Babus lawsuit be stayed pending final resolution of such Delaware shareholder litigation.

  Delaware Shareholder Litigation

On or about May 14, 2007, the Court of Chancery of the State of Delaware in and for New Castle County entered an order consolidating two civil actions previously commenced by certain stockholders of the Company against the Company, the MHR Entities and the individual members of the Company’s Board of Directors under the caption In re: Loral Space and Communications Inc. Consolidated Litigation. Plaintiffs in this action are certain stockholders of the Company who allege that they hold over 25% of the outstanding common stock of the Company (the “Blackrock Plaintiffs”) and Highland Crusader Offshore Partners, L.P. (“Highland,” and, together with the Blackrock Plaintiffs, the “Delaware Plaintiffs”), the purported owner of over 7% of Loral’s outstanding common stock. The Blackrock Plaintiffs have brought the case derivatively on behalf of the Company and directly on behalf of the Blackrock Plaintiffs individually. The case has also been brought by Highland as a class action on behalf of a class of Loral stockholders consisting of all security holders of the Company (except the defendants and persons or entities related to or affiliated with the defendants) who, as alleged in the amended and consolidated complaint, “are or will be threatened with injury arising from Defendants’ actions” as described in the amended and consolidated complaint.

In the amended and consolidated complaint, the Blackrock Plaintiffs have brought derivative claims alleging, among other things, that, in connection with the Securities Purchase Agreement, pursuant to which the Company sold $300 million of preferred stock to the MHR Funds, the directors and the MHR Entities breached their fiduciary duties to the Company, including the fiduciary duties of care and loyalty, the MHR Entities have aided and abetted the directors’ breach of fiduciary duty, and the directors have engaged in conduct, or intentionally or recklessly approved conduct, that has caused the Company to waste valuable corporate assets. In addition, the Blackrock Plaintiffs have brought a direct claim against the MHR Entities and Dr. Rachesky alleging breach of their fiduciary duties allegedly owed to the Blackrock Plaintiffs, and a claim alleging that, by approving, engaging in and closing the transactions contemplated by the Securities

Purchase Agreement, defendants violated the restriction on transactions between companies and their interested stockholders contained in Section 203 of the Delaware General Corporation Law.

In the amended and consolidated complaint, Highland has brought class claims alleging, among other things, that, in connection with the Securities Purchase Agreement, MHR Fund Management and the individual defendants breached their fiduciary duties in negotiating and approving the Securities Purchase Agreement, MHR Fund Management and the individual defendants breached their fiduciary duties by failing to terminate and re-negotiate the Securities Purchase Agreement after it was announced, the individual defendants committed an ultra vires abdication of their statutory authority, MHR Fund Management and the individual defendants breached their fiduciary duty of disclosure by stating publicly that they would seek to renegotiate the Securities Purchase Agreement after it was announced or to obtain an alternative and instead proceeding with the Securities Purchase Agreement, and MHR Fund Management aided and abetted the individual defendants in their breach of fiduciary duty.

In May 2007, the defendants filed answers, denying any allegations of wrongdoing and asserting various defenses. On February 20, 2008, the court entered an order (i) certifying a class action as to the class claims for a class of all record and beneficial owners of common stock of Loral as of October 17, 2006 and their successors, representatives, trustees, executors, administrators, heirs, assigns or transferees, (ii) appointing Highland as class representative and (iii) designating counsel to the class.

In a pre-trial stipulation and order entered into in February 2008, the Delaware Plaintiffs stated that the relief they were seeking was, among other things, (a) an order directing that MHR Fund Management and affiliated entities (“MHR”) offer the preferred stock purchased pursuant to the Securities Purchase Agreement, together with all accrued and PIK dividends thereon, to all other holders of Loral common stock on a pro rata basis, and that in connection with such offer, the terms of the preferred stock be modified to reflect market terms and otherwise be fair to Loral’s non-controlling stockholders; or (b) in the alternative, (i) an order, pending conversion of the preferred stock into nonvoting common stock, imposing a constructive trust on the preferred stock for the benefit of Loral and the class pursuant to which MHR cannot receive any benefits from the preferred stock or exercise any of the rights associated with the preferred stock; and (ii) an order determining and resetting the conversion price of the preferred stock at the fair market value of Loral as of October 17, 2006 (the “new conversion price”); and (iii) an order re-characterizing the preferred stock as that number of shares of non-voting common stock into which the preferred stock would convert at the new conversion price (the “new resulting shares”) (or, alternatively, an order enjoining MHR from converting the preferred stock into any more shares than the new resulting shares; enjoining Loral from issuing to MHR in place of the preferred stock any more shares than the new resulting shares and continuing the constructive trust with respect to any remaining shares of preferred stock); (c) an order directing MHR to disgorge the $6.75 million placement fee paid by Loral to MHR in connection with the preferred stock issuance and, to the extent not disgorged, an order holding MHR and the director defendants jointly and severally liable for that amount; (d) an order directing MHR to repay Loral for the fees incurred by MHR’s financial and legal advisors in connection with Securities Purchase Agreement and, to the extent not repaid, an order holding MHR and the directors defendants jointly and severally liable for that amount; (e) an order holding MHR and the director defendants jointly and severally liable for all other costs and expenses incurred by Loral in connection with the Securities Purchase Agreement and the litigation; (f) an award of attorneys’ fees, costs and expenses, including expert fees, to the Delaware Plaintiffs’ counsel; and (g) such other and further relief as the court deems just and proper. If there is a determination of liability, however, the Court of Chancery, which is a court of equity, has wide latitude in determining remedies.

A trial in this action commenced in early March 2008. Fact testimony was completed, but expert testimony is scheduled to be heard on May 12, 2008.

Director Compensation

  Board and Committee Compensation Structure

The Board of Directors has adopted a compensation structure for non-management directors designed to achieve the following goals:

•	Compensation should fairly pay directors for work required for a company of Loral’s size and scope;
•	Compensation should align directors’ interests with the long-term interests of stockholders; and
•	Compensation structure should be simple, transparent and easy to understand.

The compensation structure that was adopted is as follows:

Board and Committee Compensation Structure

	Annual Fee(1)	In-Person Meeting Fee(2)	Telephonic Meeting Fee (over 30 minutes)(3)	Annual Stock Award(4)	Medical
Board of Directors	$25,000	$1,500	$1,000	2,000 Shares of Restricted Stock; 5,000 Shares of Restricted Stock for non-executive Chairman (vesting over two years)	Eligible for Loral Medical Plan at Company’s expense if not otherwise employed full-time
Executive Committee	No extra fees unless set on an ad hoc basis by Board of Directors
Audit Committee
Chairman	$15,000	$1,000	$ 500
Member	$ 5,000	$1,000	$ 500
Compensation Committee
Chairman	$ 5,000	$1,000	$ 500
Member	$ 2,000	$1,000	$ 500
Nominating Committee
Chairman	$ 5,000	$1,000	$ 500
Member	$ 2,000	$1,000	$ 500

(1)	Annual fees are payable to all directors, including Company employees and consultants.
(2)	In-person meeting fees are not paid to Company employees or consultants.
(3)	Telephonic meeting fees are not paid to Company employees or consultants. For meetings of less than 30 minutes in duration, per meeting fees may be paid if, in the discretion of the Chairman of the Board or Committee, as applicable, meaningful preparation was required in advance of the meeting.
(4)	The annual grant of restricted stock is not awarded to directors who are Company employees or consultants.

  Non-management Directors Compensation for Fiscal 2007

For fiscal year 2007, Loral provided the compensation set forth in the table below to its directors.

Directors were not granted stock awards in 2006 because there were no shares available for grant under our 2005 Stock Incentive Plan. On March 20, 2007, the Board of Directors approved grants of 31,000 shares of restricted stock to our non-executive directors as a group. 16,000 shares were granted as compensation for services rendered during 2006 (5,000 shares to Dr. Rachesky, 2,000 shares to each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit and 1,000 shares to Mr. Olmstead), and 15,000 shares were granted as part of their compensation for 2007 (5,000 shares to Dr. Rachesky and 2,000 shares to each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit). These grants were subject to stockholder approval of the Company’s Amended and Restated 2005 Stock Incentive Plan which was obtained on May 22, 2007 at the Company’s 2007 Annual Meeting of Stockholders.

On June 7, 2006, Loral entered into a consulting agreement with a director, Dean A. Olmstead. Pursuant to this agreement, Mr. Olmstead provided consulting services to the Company relating generally to exploration of strategic and growth opportunities for Loral and achievement of efficiencies within the Company’s divisions. The consulting agreement was terminated effective as of October 31, 2007, and, on January 10, 2008, Mr. Olmstead resigned from the Board of Directors of the Company. For a more detailed description of Mr. Olmstead’s consulting agreement, the option grant associated therewith and termination of the consulting agreement, see “Certain Relationships and Related Transactions — Consulting Agreement with Dean A. Olmstead.”

2007 Director Compensation

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	All Other Compensation		Total
Mark H. Rachesky, M.D.	$38,000		$259,477			$297,477
Michael B. Targoff(3)	$25,000					$25,000
Sai Devabhaktuni	$32,500		$103,791			$136,291
Hal Goldstein	$33,500		$103,791			$137,291
John D. Harkey, Jr.	$81,500	(4)	$103,791			$185,291
Dean A. Olmstead	$25,000		$37,600	$3,355,221	(5)	$3,417,821
Arthur L. Simon	$89,500	(4)	$103,791			$193,291
John P. Stenbit	$44,000		$103,791			$147,791

(1)	The column reports the amount of cash compensation for Board and Committee service paid in 2007 or earned with respect to meetings held in 2007 and paid in 2008.
(2)	The “Stock Awards” column represents the amounts expensed by us in 2007 relating to restricted stock grants to our directors on May 22, 2007 under our Amended and Restated 2005 Stock Incentive Plan based on a grant date fair value of $46.65 per share which was the average of the high and low trading prices of our common stock on the grant date. In October 2005, we adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS No. 123(R)), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under SFAS No. 123(R) of the equity instrument at the time of grant. The compensation expense is recognized over the vesting period. The grant date fair values for these awards were as follows: Dr. Rachesky $466,500, Mr. Devabhaktuni $186,600, Mr. Goldstein $186,600, Mr. Harkey $186,600, Mr. Olmstead $46,650, Mr. Simon $186,600 and Mr. Stenbit $186,600. The assumptions used to determine the valuation of the awards are discussed in note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. As of December 31, 2007, Dr. Rachesky held 7,500 shares of restricted stock, each of Messrs. Devabhaktuni, Goldstein, Harkey, Simon and Stenbit held 3,000 shares of restricted stock, Mr. Olmstead held 500 shares of restricted stock and Mr. Targoff did not hold any shares of restricted stock.
(3)	Does not include compensation paid or options awarded to Mr. Targoff in his capacity as Chief Executive Officer, which compensation and options are described in “Executive Compensation — Compensation Tables — Summary Compensation Table.”
(4)	Includes $34,000 and $35,000 of per diem fees received in 2008 by Mr. Harkey and Mr. Simon, respectively, for time spent in 2007 in connection with litigation relating to their service on a special committee of the Board that negotiated the Amended and Restated Securities Purchase Agreement dated October 17, 2006, as amended and restated on February 27, 2007, by and between the Company and MHR Fund Management. See “Certain Relationships and Related Transactions — MHR Fund Management LLC.” Does not include $40,500 received in 2007 by each of Mr. Harkey and Mr. Simon with respect to service in 2006 on the special committee.
(5)	For Mr. Olmstead, “All Other Compensation” includes $743,587 earned pursuant to his consulting agreement during 2007 (consisting of $266,667 in consulting fees, a bonus of $168,920 for 2007 paid in 2008, $8,000 for life insurance premium reimbursement, $15,000 in lieu of retirement benefits and a termination fee of $285,000 upon termination of his consulting agreement in October 2007) and $2,591,150 of stock option expense recorded in 2007 relating to vesting of options granted to Mr. Olmstead in connection with his consulting agreement, substantially all of which expense related to the vesting of his 100,000 performance-based options upon the completion of the Telesat Canada transaction. The actual value realized by Mr. Olmstead upon exercise of options in 2007 was $908,000. In addition, in 2007, the Company, which has a self-insured medical plan, subsidized medical insurance premiums on behalf of Mr. Olmstead, the value of which subsidy was $20,484. See “Certain Relationships and Related Transactions — Consulting Agreement with Dean A. Olmstead.”

Committees of the Board of Directors

The Company’s standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating Committee are available on the Investor Relations — Corporate Governance section of our website at www.loral.com. These documents are also available upon written request to: Investor Relations, Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016. The Executive Committee does not have a charter. Information concerning these committees is set out below.

Audit Committee
Members:	Arthur L. Simon (Chairman), John D. Harkey, Jr., John P. Stenbit
Number of Meetings in 2007:	9

The Board of Directors has determined that all of the members of the Audit Committee meet the independence and experience requirements of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Moreover, the Board of Directors has determined that one of the Committee’s members, Mr. Simon, qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee is generally responsible for, among other things, (i) the appointment, termination, and compensation of the Company’s independent registered public accounting firm, and oversight of their services; (ii) approval of any non-audit services to be performed by the independent registered public accounting firm and related compensation; (iii) reviewing the scope of the audit proposed for the current year and its results; (iv) reviewing the adequacy of our disclosure and accounting and financial controls; (v) reviewing the annual and quarterly financial statements and related disclosures with management and the independent registered public accounting firm; (vi) monitoring the Company’s and the independent registered public accounting firm’s annual performance under the requirements of Sarbanes Oxley Act Section 404; and (vii) reviewing the internal audit function and findings from completed internal audits.

Compensation Committee
Members:	Mark H. Rachesky, M.D. (Chairman), John D. Harkey, Jr.
Number of Meetings in 2007:	3

Our Compensation Committee has primary responsibility for overseeing our executive compensation program, including compensation of our named executive officers listed in the compensation tables that follow. Our Compensation Committee is composed of independent directors, as determined by Nasdaq listing standards. The Committee’s responsibilities are set forth in its charter. In order to fulfill its responsibilities pertaining to executive and director compensation, the Committee:

•	Reviews and recommends to the Board the compensation of officers and other senior executives of the Company;
•	Proposes the adoption, amendment and termination of compensation plans and programs and oversees the administration of these plans and programs;
•	Reviews, approves and recommends to the Board the form and amount of all stock incentive awards provided to eligible executives pursuant to our stock incentive plans; and
•	Reviews and recommends to the Board the form and amount of compensation paid to the Company’s outside directors.

In 2007, the Compensation Committee met three times and acted by unanimous written consent once.

Our Compensation Committee has authority to retain a consulting firm to assist it in the evaluation of compensation for our named executive officers and has the authority to approve the consultant’s fees and other retention terms. In 2007, the Committee retained Hewitt Associates as its executive compensation consultant. In selecting this consultant, the Committee considered the reputation and experience of the consultant as well as its independence. In the past, we have retained, and continue to retain, The Segal Company for actuarial and related services in connection with our retirement plans.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a present or former officer of or employed by the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity the executive officers of which entity serve either on the Company’s Board of Directors or Compensation Committee. Dr. Rachesky is a co-founder and President of MHR Fund Management, affiliated funds of which have engaged in transactions with the Company. See “Certain Relationships and Related Transactions — MHR Fund Management LLC.”

Executive Committee
Members:	Michael B. Targoff (Chairman), Mark H. Rachesky, M.D.
Number of Meetings in 2007:	2

The Executive Committee performs such duties as are from time to time determined and assigned to it by the Board of Directors.

Nominating Committee
Members:	John D. Harkey, Jr. (Chairman), Hal Goldstein
Number of Meetings in 2007:	1

The Nominating Committee assists the Board of Directors in (i) identifying individuals qualified to become members of the Board (consistent with criteria approved by the Board) and (ii) selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders. The Nominating Committee will consider candidates for nomination as a director recommended by stockholders, directors, officers, third party search firms and other sources. Under its charter, the Nominating Committee seeks director nominees who have demonstrated exceptional ability and judgment. Nominees will be chosen with the primary goal of ensuring that the entire Board collectively serves the interests of the stockholders. Due consideration will be given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Nominating Committee members may take into account such factors as they determine appropriate, including any recommendations made by the Chief Executive Officer and stockholders of the Company. The Nominating Committee will review all candidates in the same manner, regardless of the source of the recommendation. Individuals recommended by stockholders for nomination as a director will be considered in accordance with the procedures described under “Other Matters — Stockholder Proposals for 2009.”

PROPOSAL #2 — INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company. If the stockholders, by the affirmative vote of the holders of a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on this proposal, do not ratify the selection of Deloitte & Touche LLP, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Background

The Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as our independent registered public accounting firm and certain other activities as described below.

Financial Statements and Reports

The financial statements of the Company for the year ended December 31, 2007 and the reports of the independent registered public accounting firm will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Services

During 2006 and 2007, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”) provided services consisting of the audit of the annual consolidated financial statements and internal controls over financial reporting of the Company, review of the quarterly financial statements of the Company, stand-alone audits of subsidiaries, foreign statutory reports, accounting consultations and consents and other services related to SEC filings and registration statements filed by the Company and its subsidiaries and other pertinent matters. Deloitte also provided other permitted services to the Company in 2006 and 2007 consisting primarily of tax consultation and related services.

Audit Fees

The aggregate fees billed or expected to be billed by Deloitte for professional services rendered for the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting for the fiscal years ended 2006 and 2007, for the reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2006 and 2007 fiscal years, for stand-alone and statutory audits of our subsidiaries and for accounting research and consultation related to the audits and reviews totaled approximately $3,614,000 for 2006 and $5,330,900 for 2007. These fees were approved by the Audit Committee. These fees include $1,209,300 that pertained to the Telesat Canada transaction and were reimbursed to us or paid directly by Telesat Canada.

Audit-Related Fees

The aggregate fees billed by Deloitte for audit-related services for the fiscal years ended 2006 and 2007 were $100,000 and $1,242,300, respectively. These fees related to research and consultation on various filings with the SEC, acquisition related due diligence reviews and the Telesat Canada financing and were approved by the Audit Committee. These fees include $771,800 that pertained to the Telesat Canada transaction and were reimbursed to us or paid directly by Telesat Canada.

Tax Fees

The aggregate fees billed by Deloitte for tax-related services for the fiscal years ended 2006 and 2007 were $45,000 and $599,000, respectively. These fees related to tax consultation, preparation of federal and state tax returns and related services and were approved by the Audit Committee.

All Other Fees

The aggregate fees billed or expected to be billed by Deloitte for services rendered to the Company, other than the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the

fiscal years ended 2006 and 2007 totaled approximately $15,000 and $45,000, respectively. These fees related to consulting on internal control matters and were approved by the Audit Committee.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The Directors who serve on the Audit Committee are all “independent” for purposes of Nasdaq listing standards and applicable SEC rules and regulations. Among its functions, the Audit Committee reviews the financial reporting process of the Company on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process. The independent registered public accounting firm is responsible for expressing opinions on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States of America, on management’s annual assessment of internal control over financial reporting, based on criteria established in “Internal Control — An Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (collectively, “COSO”), and on the effectiveness, in all material respects, of internal control over financial reporting, based on criteria established by COSO.

We have reviewed and discussed with management the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which includes the Company’s audited consolidated financial statements for the year ended December 31, 2007, and management’s assessment of, and the independent audit of, the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007.

For 2007, the Audit Committee operated under a written charter adopted by the Board of Directors which is available on the Company’s website at www.loral.com. All of the responsibilities enumerated in such charter were fulfilled for the year ended December 31, 2007.

We have reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche LLP, the Company’s financial statements as of and for the year ended December 31, 2007.

We have discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS 89 and SAS 90, as adopted by the Public Company Accounting Oversight Board in Rule 3200T and Rule 2-07, Communication with the Audit Committee, of Regulation S-X of the SEC.

We have received and reviewed the written disclosures from Deloitte & Touche LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the activities referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee

Arthur L. Simon, Chairman
John D. Harkey, Jr.
John P. Stenbit

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis explains the Company’s executive compensation program as it relates to the following named executive officers.

Name	Title(1)
Michael B. Targoff	Vice Chairman of the Board of Directors, Chief Executive Officer and President
Harvey B. Rein	Senior Vice President and Chief Financial Officer
Richard P. Mastoloni	Senior Vice President of Finance and Treasurer
Avi Katz	Senior Vice President, General Counsel and Secretary
C. Patrick DeWitt	Senior Vice President and Chief Executive Officer of Space Systems/Loral, Inc.
Eric J. Zahler(2)	Former President and Chief Operating Officer
Richard J. Townsend(2)	Former Executive Vice President and Chief Financial Officer

(1)	Titles given for Messrs. Targoff, Rein, Mastoloni, Katz and DeWitt are those in effect as of the date of this proxy statement and reflect changes effective January 8, 2008. As of December 31, 2007, Mr. Targoff was Vice Chairman and Chief Executive Officer; Mr. Rein was Vice President and Controller; Mr. Mastoloni was Vice President and Treasurer; Mr. Katz was Vice President, General Counsel and Secretary; and Mr. DeWitt was Vice President and Chief Executive Officer of Space Systems/Loral, Inc.
(2)	In connection with the restructuring of our corporate office functions as a result of the completion on October 31, 2007 of the acquisition of Telesat Canada by Telesat Holdings Inc. (“Telesat Holdings”), a joint venture company formed by us and our Canadian partner, the Public Sector Pension Investment Board (“PSP”), and the related transfer of substantially all of the assets and related liabilities of Loral Skynet Corporation (“Loral Skynet”) to the joint venture (the “Telesat Canada transaction”), Mr. Zahler’s and Mr. Townsend’s employment with the Company ended effective November 30, 2007 and January 4, 2008, respectively.

  Objectives and Philosophy

Our executive compensation program is designed to (i) attract and retain high quality named executive officers, who are critical to our long-term success and (ii) reward our named executive officers for achieving our short-term business and long-term strategic goals. The Committee determines target total direct compensation levels for our named executive officers based on several factors, including:

•	Each executive officer’s role and responsibilities;
•	The total compensation of executives who perform similar duties at other companies;
•	The total compensation for the executive officer during the prior fiscal year;
•	How the executive officer may contribute to our future success; and
•	Other circumstances as appropriate.

“Total direct compensation” is comprised of base salary, annual bonus compensation (identified in the Summary Compensation Table below under both the Non-Equity Incentive Plan Compensation and Bonus columns) and long-term incentive compensation in the form of equity awards. Each of these elements of total direct compensation is discussed in more detail below.

The Committee’s goal is to design a compensation program that rewards our named executive officers for performance in relationship to achievement of corporate and personal performance goals. The Committee also seeks to set compensation for the named executive officers at levels that are competitive in our industry which is highly specialized, which is generally comprised of firms that are significantly larger in size than we are and for which the supply of qualified and talented executives is limited. For these reasons and due to an extended period of time during which we were unable to provide meaningful long-term incentives to our named executive officers resulting from our bankruptcy reorganization, short-term compensation (base salary and annual bonus compensation) for our named executive officers falls within or near the 75th percentile for comparable positions at our peers if target levels for the performance measures are achieved (see “The Role of Peer Groups, Survey and Market Analysis” below for a description of our peer companies). In the future, with respect to newly hired executives, total direct compensation levels for our named executive officers will be designed and are expected to fall generally between the 50th and 75th percentile for comparable positions at our peer companies if target levels for the performance measures are achieved.

In evaluating compensation for our named executive officers, the Committee considers each element of total direct compensation, as well as benefits and potential compensation payable to executive officers in the event of termination. These benefits and compensation include retirement benefits, deferred compensation account balances and potential benefits which may be payable upon termination from the Company. The nature of this other compensation is different from total direct compensation because it involves, in the case of retirement benefits and deferred compensation account balances, compensation payable only in the future, and, in the case of termination benefits, compensation which is contingent upon the possible occurrence of future events. When making pay decisions, the Committee does not consider each element of compensation in isolation; rather, the Committee considers the overall compensation package for each named executive officer with a view to ensuring that it is balanced to achieve the objectives discussed above.

  The Role of Peer Groups, Surveys and Market Analysis

In 2007, the consultant to the Compensation Committee, Hewitt Associates, assisted the Committee in conducting an assessment of general market compensation practices and the compensation levels of our named executive officers. This assessment is referred to as the “2007 Market Analysis.” The 2007 Market Analysis was used to compare the competitiveness of our named executive officers’ compensation levels to compensation levels at other companies, particularly looking at base salary, actual annual incentives, long-term incentives and the total of these three pay elements.

Specifically, the 2007 Market Analysis consisted of data from a customized compensation peer group and several market compensation surveys. The peer group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for executive talent. The companies comprising our peer group in 2007 were:

American Tower Corp.	Harris Corp.	Teledyne Technologies Inc.
Arris Group Inc.	ITT Corp.	UTStarcom Inc.
Ball Corp.	Lockheed Martin Corp.	ViaSat Inc.
The Boeing Company	Northrop Grumman Corp.	XM Satellite Radio Holdings Inc.
Centennial Communications Corp.	Orbital Sciences Corp.
Dobson Communications Corp.	Sirius Satellite Radio Inc.

The survey sources used for the 2007 Market Analysis include:

•	2006/2007 Watson Wyatt Compensation Calculator — Telecommunications and Communications Services Industry Companies, using regression analysis to calculate median values given estimated corporate revenues of $875 million
•	2006 Mercer Direct Pay Monitor Compensation Survey — general industry companies with revenues between $500 million and $1 billion
•	2006 Radford Executive Survey — technology companies with revenues between $500 million and $1 billion

The Committee typically completes a similar study annually to ascertain whether the Company is paying its named executive officers in accordance with the Company’s compensation philosophy (as discussed under “Objectives and Philosophy” above). In 2007, the Committee confirmed that compensation levels for the Company’s named executive officers were in line with the current philosophy; accordingly, no pay changes were made in 2007 for the named executive officers, except for an ordinary course cost of living increase in base salary for Mr. DeWitt.

  Elements of Compensation

    Total Direct Compensation — Cash and Stock Incentives

Our total direct compensation consists of three components:

•	Base salary;
•	Cash performance-based annual bonus; and
•	Equity incentive awards.

For 2007, the base salary and target bonus percentages of each of the named executive officers were governed by their employment agreements (as discussed below under “Employment Agreements”).

  Base Salary

We provide a base salary for services rendered by our named executive officers throughout the year to give them resources upon which to live and to provide a portion of compensation which is assured in order to help provide them with a certain level of financial security. When determining base salary, we may consider a number of factors, to the extent they are relevant to any named executive officer in any year, including market data, prior salary, job responsibilities and changes in job responsibilities, achievement of specified Company goals, individual experience, demonstrated leadership, performance potential, Company performance and retention considerations. These factors are not weighed or ranked in any particular way.

For 2007, the base salaries for all named executive officers were established by their employment agreements (as discussed below under “Employment Agreements”). In 2006, at the request of our CEO, our former CFO agreed to amend his employment agreement to substantially reduce his base salary. His previous base salary was well above the 75th percentile relative to the peer group and the compensation surveys. The reduction in base salary (aligning his base pay to the 75th percentile of peers) was made in consideration for an increased target annual cash bonus opportunity and a one-time grant of stock options (subject to the Company’s obtaining stockholder approval of its Amended and Restated 2005 Stock Incentive Plan which was obtained at the Company’s 2007 annual meeting). Also during 2006, our General Counsel, Treasurer and Controller agreed to amend their employment agreements to shift a portion of their base salaries to annual bonus compensation for a period of six months that ended December 31, 2006. As of January 1, 2007, their base salaries and target annual bonus percentages returned to the levels set forth in their employment agreements prior to the amendments.

In 2007, except for Mr. DeWitt who received an ordinary course cost of living increase of 3.5%, no adjustments were made to base salaries for any named executive officer.

  Annual Bonus Compensation

We provide annual cash bonus incentives for our named executive officers under our Management Incentive Bonus or MIB program to motivate and reward our named executive officers for achieving annual, short-term corporate goals. Each named executive officer has a target bonus opportunity, which is payable upon the achievement of certain performance goals at the target level. The 2007 target bonus opportunity ranged from 34% to 69.6% of base salary for our named executive officers other than our CEO and was 125% of base salary for our CEO. Individual target opportunities are provided in “Employment Agreements — Other Named Executive Officers” below and for 2007 were unchanged from the target opportunities applicable during 2006. The Committee intends that payments at the “target” level combined with base salaries would provide annual cash compensation at about the 75th percentile of the peer group market data for the combination of base salary and annual bonus incentives.

The structure of our MIB program in 2007 changed significantly from the structure during 2006 and is described below. These changes were made to more closely align annual bonus with the factors that drive long-term shareholder value.

All named executive officers, except for Mr. DeWitt, were eligible for bonuses under the Corporate 2007 MIB Plan. Mr. DeWitt was eligible under the SS/L 2007 MIB Plan.

In 2007, the Corporate MIB Plan measured executive performance based on the following metrics as explained more fully below:

Metric	Weighting
EBITDA Formula (described below)	65%
SS/L Formula (described below)	35%

The SS/L MIB Plan for 2007 measures executive performance based on the following metrics as explained more fully below:

Metric	Weighting
Contract performance of satellite programs booked prior to January 1, 2007	50%
Forecasted contribution from 2007 new business	25%
2007 spending	25%

EBITDA Formula.  In evaluating our financial performance, we use “Adjusted EBITDA” as a measure of our profit or loss. For a full discussion of how we calculate Adjusted EBITDA, please see Note 18 to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2007. For purposes of calculating the EBITDA component of our MIB Plan, our Adjusted EBITDA is further adjusted to exclude the effect of unusual and non-recurring charges and non-operating charges. In 2007, these exclusions included principally severance and other costs related to the Telesat Canada transaction, extraordinary legal fees, costs incurred to improve efficiencies at SS/L and a writeoff incurred in connection with the planned expansion at SS/L, partially offset by net periodic pension and other benefits costs that were lower than budget. In this discussion, we refer to our reported Adjusted EBITDA as further adjusted for these exclusions as “MIB EBITDA.” Early in 2007, management provided the Committee and the Board with a matrix of MIB EBITDA values defining five different performance levels — achievement of 70%, 85%, 100%, 115% and 130% of plan. At that time, there was significant uncertainty regarding when the closing of the Telesat Canada transaction would occur and the effect the acquisition would have on the Company’s Adjusted EBITDA for 2007. Adjusted EBITDA would vary significantly based on the closing date of the acquisition. The Committee, therefore, approved a matrix of MIB EBITDA values for each performance level depending on the date that the acquisition was completed. The MIB EBITDA goals were as follows depending on the date on which the Telesat Canada transaction closed:

MIB EBITDA Target	Jun 30	Jul 31	Aug 31	Sep 30	Oct 31	Nov 30	Dec 31
	(dollars, in millions)
70% of Plan	28.2	32.1	36.3	40.5	45.9	50.8	55.0
85% of Plan	34.3	39.0	44.1	49.2	55.8	61.6	66.7
100% of Plan	40.3	45.9	51.9	57.9	65.6	72.5	78.5
115% of Plan	46.3	52.8	59.7	66.6	75.4	83.4	90.3
130% of Plan	52.4	59.7	67.5	75.3	85.3	94.3	102.1

In setting MIB EBITDA targets for the MIB program, the Committee reviewed the budgets developed by our management and approved by our Board. The Committee used the budgeted numbers as the “target” due to the rigor and tactical planning involved in their development, the importance of achieving these goals as part of our longer term strategic plan and the acceptance of management’s commitments by the Board. The Committee and the Board believed that achieving this budget would represent a stretch for management when considering internal and external challenges expected to affect us in 2007. These challenges included the global economic environment as well as significant internal organizational and strategic business changes related to the integration of Loral Skynet with Telesat Canada. The “threshold” MIB EBITDA metric was set 30% below the “target” amount. This amount was considered minimally acceptable, but likely achievable given the factors discussed above. The “outstanding” MIB EBITDA metric was set 30% higher than the “target” amount. This level was considered to be a significant stretch above budget, required improvement over 2006 and would be quite difficult to achieve given the challenges faced by management.

SS/L Formula.  The formula for determining MIB achievement at SS/L, our manufacturing subsidiary, was comprised of three components as follows:

•	Contract performance of satellite programs booked prior to January 1, 2007. This component measures SS/L’s success in meeting its cost and schedule targets. This is measured by the change during the year in estimated program revenues at completion less estimated program direct costs at completion (“contribution”) on those programs that were in backlog at the beginning of the year. Maintenance of the estimated contribution for the year would achieve the target, while an increase or decrease in contribution by the end of the year would reflect increased or decreased economic value generated by contract performance during the year.
•	Forecasted contribution from 2007 New Business. This component measures the amount of expected contribution over the period of performance from new satellite awards won during the year. This component was designed to motivate SS/L to maximize the expected economic value of new awards during the year.
•	2007 Spending. This component measures how well SS/L manages its indirect spending during the year. Actual expenses for 2007 for indirect costs (including depreciation) and other costs not specifically charged to contracts are measured against budgeted expenses. This component was designed to motivate SS/L to offset contract performance or sales volume issues by reducing spending.

In addition, for SS/L personnel, including Mr. DeWitt, there were qualitative factors that could increase bonuses. SS/L executives could increase their bonuses by up to 20% based on SS/L performance on cash flow, capital spending and resolution of Sarbanes-Oxley issues. Each of the goals in the SS/L portion of the annual bonus was set to challenge and motivate the executives, while making achievement of target levels of performance possible. The Company believes that the actual dollar targets of the SS/L components are proprietary and confidential and that disclosure of such targets would be competitively harmful to the Company. Target goals were set with the objective of making it just as likely for SS/L’s executives to achieve those goals as it would be for them to miss the goals.

Actual Results.  After the end of the year, for our corporate executives the Committee compared our actual performance in the EBITDA formula and each component of the SS/L formula against the targeted performance levels in order to determine the amount to be paid to corporate executive officers under the MIB program. For Mr. DeWitt, the Committee compared SS/L’s performance in each component of the SS/L formula against the targeted performance levels. For example, in 2007, our CEO was entitled to an annual incentive bonus payment equal to 125% of base salary under the MIB program if “target” goals in each formula were achieved for 2007. The program also provided the Chief Executive Officer and the other corporate executive officers with the opportunity to earn up to 130% (up to 120% in the case of Mr. DeWitt) of their target percentage for performance at the highest performance level of each component (in the case of the CEO, this would mean he could earn up to 162.5% of his base salary as a bonus). The “threshold” level of performance, achievement of 70% of the target percentage for each component, was the minimum level of performance for which any percentage of target bonus could be earned. The target percentage payout for each executive officer was governed by his employment contract, but the amount paid could increase or decrease proportionately in accordance with performance against our performance measures.

The Telesat Canada transaction closed on October 31, 2007. Accordingly, the MIB EBITDA target for 2007 was $65.6 million, which was the target established for an October 31, 2007 closing of the Telesat Canada transaction. In 2007, the Company achieved MIB EBITDA of $65.5 million, resulting in achievement of 99.9% of the MIB EBITDA goal portion of the award. With respect to the SS/L formula, SS/L achieved 114.0% of the contract performance component, 0.0% of the contribution from new business component and 129.9% of the 2007 spending component. Taking into account these achievement levels and the relative weighting of each component resulted in bonus payments to the corporate named executives officers at an aggregate of 96.2% of their targets. Mr. DeWitt’s bonus was determined solely based on the SS/L formula and qualitative factors. Taking into account solely the SS/L achievement levels and the relative weighting of each component plus a 13.0% increase based on qualitative factors resulted in an aggregate bonus payment for Mr. DeWitt of 97.2% of his target. In addition, based on Mr. Targoff’s recommendation, the Committee approved a discretionary increase in Mr. DeWitt’s bonus to 120% of his target, in recognition of his efforts to greatly reduce the amount of capital spending necessary in connection with SS/L’s facility expansion and his involvement in certain strategic initiatives, principally related to broadening SS/L’s customer base.

  Telesat Canada Transaction Bonuses

In connection with the Telesat Canada transaction, Mr. Targoff requested that the Committee authorize a pool of $1 million to be used to pay discretionary bonuses to certain named executive officers and select other employees of the Company who were instrumental in the Company’s achieving the successful consummation of the transaction and its financing. Mr. Targoff recommended, and the Committee approved, special one-time bonus awards of $300,000 for Mr. Mastoloni, $150,000 for Mr. Rein and $125,000 for Mr. Katz in recognition of the responsibility they assumed, the effort they expended and their overall performance in the transaction.

  Long-term Incentive Compensation

We also provide long-term incentive compensation to our named executive officers through our Amended and Restated 2005 Stock Incentive Plan. We believe that equity-based awards help to align the financial interests of our named executive officers with those of our stockholders by providing our named executive officers with an additional equity stake in the Company. Equity-based awards also reward our named executive officers for increasing stockholder value.

The Stock Incentive Plan allows us to grant a variety of stock-based awards, including stock options, restricted stock, performance shares and performance units. These types of awards measure financial performance over a longer period of time than the other methods of compensation.

In the past, we have primarily relied on stock options as the long-term incentive compensation vehicle for our named executive officers. With respect to future equity awards, however, our current intention is to rely more heavily on awards in the form of shares of restricted stock. This change is being made to continue to align the interests of officers with the long-term interests of the Company, while reducing the dilutive effect these awards have on our stockholders. The options previously granted have typically vested and become exercisable and shares of restricted stock that will be granted in the future will generally vest and become exercisable over a period of years and are or will be subject to forfeiture upon termination of employment unless vested. These long-term vesting schedules provide continued motivation and reward our named executive officers in line with our stockholders over the vesting period. Moreover, we believe that making periodic equity-based awards with overlapping vesting periods will continue to provide incentive and motivation over the longer term. We also believe that equity-based awards continue to provide long-term stockholder value beyond the vesting dates because of the continued upside financial potential for executives. Because of the multiple-year vesting schedules, we also regard our equity-based award program as a significant factor in retaining our named executive officers. In addition to time-based vesting, vesting of a portion of future grants may also be tied to certain defined performance goals which will further align the interests of our officers with the interests of stockholders.

In general, when granting equity-based awards, we take into account the following subjective and objective factors:

•	The level of responsibility of each named executive officer;
•	The contributions to our financial results of each named executive officer;
•	Retention considerations; and
•	Practices of companies in our peer group.

Prior to making a grant, we also consider our stock price, the volatility of the stock price and potential dilution.

The Committee did not grant any equity-based incentive awards during 2007, but, as discussed below, option awards to our CEO and former CFO that were granted in 2006 became effective in 2007. In 2006, we did not have shares available for grant under our 2005 Stock Incentive Plan, and, accordingly, did not grant any equity-based awards, with the exception of certain awards to our CEO and former CFO. The CEO’s option award was granted as his initial equity-based award in accordance with his employment agreement with a grant date of March 28, 2006. The former CFO’s option award was granted in accordance with the amendment to his employment agreement pursuant to which he agreed to reduce his base salary (see “Base Salary” above) with a grant date of June 14, 2006. These awards were subject to stockholder approval of our Amended and Restated 2005 Stock Incentive Plan which was obtained on May 22, 2007 at our 2007 annual meeting of stockholders, and the awards became effective on that date. In addition, pursuant to our Amended and Restated 2005 Stock Incentive Plan, one-third of the outstanding, unvested options held by our named executive officers other than Mr. DeWitt (i.e. 25% of the total number of options granted to such officers) were subject to accelerated vesting and vested on October 31, 2007 upon consummation of the Telesat Canada transaction.

Although the Committee did approve restricted stock awards to non-executive employees in 2007, equity-based awards in 2006 and 2007 to our named executive officers have been limited to the option grants to our CEO and our former CFO as discussed above. In 2008, however, the Committee intends to grant equity-based awards to named executive officers and other employees. It is the Committee’s intention to determine the nature and value of these awards by first looking both at market conditions and at the estimated value of the proposed equity-based awards to develop ranges of awards for personnel at various levels (including both executive officers and other employees). After developing the potential range of awards, the Committee will seek recommendations from management as to the value of the awards to be granted to specific individuals. The Committee will review the recommendations, consider the total recommended grant size as compared to outstanding shares and expected dilution and make the final grant decision. Although we currently expect that future equity awards are more likely to be in the form of shares of restricted stock, if stock options are the selected form of award, the Committee will use the Black-Scholes pricing model (a formula widely used to value exchange-traded options and determine the present value of the executive option award) to determine the value of the awards and for comparison to executives in our peer group.

To date, all option grants have had an exercise price equal to the fair market value of our common stock on the grant date. We do not grant equity-based awards in anticipation of the release of material nonpublic information, nor do we time the release of material nonpublic information to coincide with our equity-based award grant dates. We have not yet adopted a fixed policy or practice with regard to the timing of equity-based award grants but may consider doing so in the future. We do not have a specific policy regarding ownership of Company stock by our named executive officers. Our policy on insider trading and confidentiality generally restricts executive officers from engaging in short-term or speculative transactions involving our stock, including short sales and publicly traded options.

  Other Benefits and Perquisites

Our named executive officers receive other benefits also available to other salaried employees. For example, we provide our named executive officers and other U.S. salaried employees with health insurance, life insurance, vacation pay and sick pay. Also, in order to compete effectively in attracting and retaining qualified named executive officers, we provide them with universal life insurance policies in various amounts beyond that provided for other employees and with a program to reimburse medical and dental expenses not otherwise covered by our insurance program up to a maximum of $4,000 per year. We do not provide our named executive officers with automobiles, aircraft for personal use, personal living accommodations, club memberships or reimbursement of “social expenses” except to the extent that they are specifically, directly and exclusively used to conduct Company business. Other than the additional life insurance and executive medical reimbursement, the Committee has determined that there generally should be no perquisites or similar benefits for named executive officers which are not consistent with those available to other salaried employees.

  Nonqualified Deferred Compensation

In December 2005, in connection with our emergence from bankruptcy, pursuant to our plan of reorganization, we entered into deferred compensation arrangements for certain key employees, including our named executive officers. These deferred compensation awards were calculated by multiplying $9.441 by the number of shares of common stock underlying the stock options granted to these key employees. The value of the deferred compensation may decline depending on stock price performance within a defined range, until the occurrence of certain events, including the exercise of the related stock options. Subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan or termination of employment, recipients of these deferred compensation arrangements vest in their accounts ratably over four years from the date of grant at the rate of 25% per year. These deferred amounts will become payable on the earlier of the recipient’s termination of employment, a change in control of the Company or seven years from the date of grant. Pursuant to our Amended and Restated 2005 Stock Incentive Plan, one-third of the outstanding, unvested deferred compensation units held by our named executive officers other than Mr. DeWitt (i.e. 25% of the total number of deferred compensation units granted to such officers) were subject to accelerated vesting and vested on October 31, 2007 upon consummation of the Telesat Canada transaction.

  Retirement Benefits

Retirement benefits are intended both to recognize long-term service with us and to keep our overall pay packages for our named executive officers and employees comparable to that of our peer group so that we can attract and retain high quality executive officers and employees and compete effectively with our peer companies. The Company maintains two types of retirement plans covering its executive officers: a defined benefit pension plan and a defined contribution savings plan. Pension and savings benefits are provided through both “qualified” and “non-qualified” plans. The non-qualified plans, also known as Supplemental Executive Retirement Plans (“SERPs”), are designed to “restore” the benefit levels that may be limited by IRS regulations.

Our qualified pension plan covers all named executive officers and other employees hired prior to July 1, 2006 who work 25 hours or more per week. In 2006, the Company changed the qualified pension plan, which for all named executive officers other than Mr. DeWitt previously had been administered on a non-contributory basis, to require certain contributions by participants thereby having the effect of sharing the cost of providing pension benefits with the named executive officers. Employees hired on or after July 1, 2006 are not eligible to participate in the qualified pension plan. All current named executive officers were hired prior to July 1, 2006 and, therefore, participate in the qualified pension plan.

Our qualified savings plan benefits all named executive officers and other employees working at least 25 hours or more per week. Named executive officers and other employees who make contributions to the savings plan receive matching contributions from the Company. For employees not eligible to participate in the qualified pension plan, the Company makes a “retirement contribution” to this plan, regardless of any employee contributions. The matching contributions and the retirement contributions are collectively known as company contributions.

The qualified pension and savings plans are subject to the Internal Revenue Code’s limits on covered compensation and benefits payable. Named executive officers and other employees who earn in excess of applicable IRS limits, also participate in either the pension SERP or the savings SERP. Non-qualified excess benefits and supplemental retirement plans under ERISA, provided by these SERPs restore the benefits that would be payable to participants under the qualified pension and savings plans except for the limitations imposed on qualified plans under the Internal Revenue Code.

Under the pension SERP, each participant will receive the difference, if any, between the full amount of retirement income due under the pension plan formula without application of the IRS limitations and the amount of retirement income payable to the participant under the pension plan formula when applicable Internal Revenue Code limitations are applied. All of our named executive officers are eligible to receive benefits from the pension SERP. The pension SERP was adopted on April 23, 1996.

Under the savings SERP, each participant will receive the difference if any, between the full amount of company contributions due under the savings plan without application of the IRS limitations and the amount of company contributions payable to the participant under the savings plan when applicable Internal Revenue Code limitations are applied. At present, there are no employees (including named executive officers) who are eligible for the savings SERP. The savings SERP was adopted on July 1, 2006.

  Employment Agreements

Upon our emergence from bankruptcy in November 2005, we entered into employment agreements with each of our named executive officers (other than Mr. Targoff who was not an officer at the time) which expired in November 2007. On March 28, 2006, we entered into an employment agreement with Mr. Targoff for a term of approximately five years. Mr. Targoff is the only one of our named executive officers with a current employment agreement.

  CEO — Michael B. Targoff

On March 1, 2006, Michael Targoff became our Chief Executive Officer. On March 28, 2006, we entered into an employment agreement with Mr. Targoff, which will expire on December 31, 2010. Prior to becoming our Chief Executive Officer, Mr. Targoff was Vice Chairman of our Board. We believed it was important and desirable to enter into an employment agreement with Mr. Targoff, which includes severance arrangements, in order to induce him to assume the position of Chief Executive Officer and to assure him of a degree of certainty relating to his employment situation and thereby secure his dedication notwithstanding any concern he might have regarding his continued employment prior to or following termination or a change in control.

Under his employment agreement, Mr. Targoff is entitled to receive an annual base salary of $950,000, which is subject to annual review by our Board. The employment agreement also provides that Mr. Targoff will participate in our Management Incentive Bonus Program, with a target annual bonus of one hundred twenty-five percent (125%) of his base salary.

Pursuant to his employment agreement, Mr. Targoff was granted in March 2006 five year options to purchase 825,000 shares of our common stock with a per-share exercise price equal to $26.915, the fair market value of one share of our common stock on the date of grant. This grant was to serve as Mr. Targoff’s equity awards for 2006 and 2007 and was subject to the approval by our stockholders of our Amended and Restated 2005 Stock Incentive Plan which was obtained on May 22, 2007 at our 2007 annual meeting of stockholders. Subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan or termination of employment under certain circumstances, the stock option will vest over a four-year period with the first 12½% vesting on the grant date, an additional 25% vesting on the next three anniversaries of the grant date and the remaining 12½% vesting on the fourth anniversary of the grant date. Pursuant to our Amended and Restated 2005 Stock Incentive Plan, one-third of the then outstanding, unvested options held by Mr. Targoff were subject to accelerated vesting and vested on October 31, 2007 upon consummation of the Telesat Canada transaction. In addition, we agreed to indemnify Mr. Targoff, on an after tax basis, for any additional tax (including interest and penalties with respect thereto) that may be imposed on him by Section 409A of the Internal Revenue Code as a result of the options being granted subject to the approval by our stockholders of our Amended and Restated 2005 Stock Incentive Plan.

Mr. Targoff’s employment agreement also provides for an additional equity award to be granted to him for 2008 having a comparable Black-Scholes or present value or economic value of $2.875 million (which is 50% of the value of the stock option granted to him in 2006). This grant will be contingent upon Mr. Targoff performing at the “target level” of financial performance as annually approved by the Board in 2006 and 2007 and as a result of Mr. Targoff earning his target bonus for the 2006 and 2007 fiscal years. For 2006 and 2007, Mr. Targoff earned 130% and 96.2% of his target bonus, respectively, thereby earning an average of 113.1% of his target bonus for those two years. Mr. Targoff has asked, and expects, the Committee to issue him an equity award for 2008 in light of these achievements.

Mr. Targoff is also entitled under his employment agreement to participate in all Company benefit plans available to our other executive officers. Mr. Targoff’s participation is on the same basis as other executive officers of the Company.

Upon Mr. Targoff’s termination of employment on account of death or permanent disability during the contract term, or if his employment is terminated by Loral without “cause” or Mr. Targoff resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Targoff will be entitled to a severance payment described below and to accelerated vesting of a portion (in the case of death or disability) or all (in the case of termination by Loral without “cause” or resignation for “good reason”) of his options. These arrangements are described more fully below under “Compensation Tables — Potential Change in Control and other Post Employment Payments.”

During the term of Mr. Targoff’s employment with Loral and for a twelve-month period (or twenty-four (24) months in the case of termination following a change in control of Loral) following a termination of employment, Mr. Targoff is restricted from (i) engaging in competitive activities, (ii) directly or indirectly soliciting current and certain former employees of Loral or any of its affiliates and (iii) knowingly soliciting, directly or indirectly, any customers or suppliers within the twelve-month period prior to such termination of employment to terminate or diminish their relationship with Loral or any of its affiliates. In addition, Mr. Targoff may not disclose confidential information of Loral.

Mr. Targoff’s employment agreement also provides for the reimbursement of his attorney’s fees in connection with the negotiation of the employment agreement and a tax gross-up payment to cover his taxes for any such reimbursement.

Loral Skynet and SS/L guarantee the payment and performance of Loral’s obligations under the employment contract with Mr. Targoff.

  Other Named Executive Officers

Upon emergence from bankruptcy in November 2005, the Company entered into employment agreements with each of the other named executive officers employed by Loral, and our SS/L subsidiary entered into an employment agreement with Mr. DeWitt. The Company believed it was important to enter into these agreements, which included severance arrangements, because they would provide the named executive officers with a degree of certainty relating to their employment situation following our emergence from bankruptcy and thereby help to secure their continued employment and dedication notwithstanding any concern they might have regarding their own continued employment prior to or following termination or a change in control. The terms of the employment agreements with Messrs. Rein, Mastoloni, Katz, Townsend and Zahler and the employment agreement with Mr. DeWitt (other than those relating to compensation levels) were substantially identical. Each of the employment agreements was for a term of two years (expiring on November 21, 2007) and sets forth the executive’s position, duties, annual salary, target annual bonus opportunity and entitlement to an initial stock option grant, during the term. In addition, the agreements stated that each executive was entitled to participate in employee benefits generally provided to similarly situated employees. The principal compensation terms under the employment agreements, as amended in the case of Mr. Townsend, are set forth in the table below.

Executive	Position During 2007	Annual Salary(1)	Target Annual Bonus as a Percentage of Salary	Shares Underlying Initial Option Grant
Harvey B. Rein	Vice President and Controller	$ 427,232	34.0%	50,000
Richard P. Mastoloni	Vice President and Treasurer	$ 432,640	34.0%	40,000
Avi Katz	Vice President, General Counsel and Secretary	$ 438,048	40.0%	50,000
C. Patrick DeWitt	Vice President, and Chief Executive Officer of SS/L	$ 519,590	50.0%	75,000
Eric J. Zahler(2)	President and Chief Operating Officer	$1,248,000	40.0%	120,000
Richard J. Townsend(2)	Executive Vice President and Chief Financial Officer	$ 575,000	69.6%	85,000

(1)	Annual salary reflects the annual salary rate for the named executive officers for 2007. Mr. DeWitt’s base salary rate increased to $519,590 from $502,020 effective in April 2007. Mr. DeWitt requested, and the Company agreed, that he be granted flexibility to work up to approximately 30% of his time outside the office in consideration for a reduction in compensation commensurate with the reduced amount of time worked in the office. Accordingly, the actual base salary earned by Mr. DeWitt in 2007 was $401,140 as set forth in the Summary Compensation Table below.
(2)	In connection with the restructuring of our corporate office functions as a result of the completion on October 31, 2007 of the Telesat Canada transaction, Mr. Zahler’s and Mr. Townsend’s employment with the Company ended effective November 30, 2007 and January 4, 2008, respectively.

These employment agreements expired on November 21, 2007, and, as such, all active named executives officers (except for Mr. Targoff whose employment agreement with the Company is described above) are currently working for the Company on an “at will” basis. Their compensation levels through the end of 2007 were equivalent to those set forth in their employment agreements, except in the case of Mr. DeWitt who received an ordinary course cost of living increase in base salary.

Any termination or change in control benefits that had been set forth under the expired employment agreements have also expired, and the executives are eligible for termination benefits only as set forth in the Company’s Severance Policy for Corporate Officers or as set forth in individual equity award agreements as described below under “Compensation Tables — Potential Change in Control and Other Post-Employment Payments.”

  Process for Future Pay Decisions

Since the employment agreements for our named executive officers other than Mr. Targoff have expired, on a going forward basis, the Committee intends to follow the following procedure with respect to the setting of compensation for our named executive officers (other than Mr. Targoff whose compensation is governed by his employment agreement as discussed above). Generally, the Committee intends to begin its evaluation of total direct compensation for each year in the late fall of the prior year, meeting to preliminarily discuss compensation and related matters. During these meetings, matters such as changes in peer group market data, plan philosophy and design, expected performance and historical performance will be discussed. Final determinations of salaries, annual bonus targets, long-term incentive compensation awards and plan designs will be targeted to be made at a Committee meeting in the spring, which generally is held shortly after the public release of the prior year’s financial results. At that meeting, the Committee also will review prior year performance and the status of prior awards of long-term incentive compensation. The Committee believes that considering these matters at a spring meeting will allow the Committee not only to factor in the prior year’s financial results and the current year’s operating plan but also will allow it to assess prior years’ compensation. Generally, it is our intention that stock incentive awards will be granted effective as of the annual stockholder meeting date. In the ordinary course, it is also our intention to effect salary changes annually to reflect cost of living adjustments. Occasionally, grants of long-term incentive compensation or changes in compensation may be made at other meetings and for other reasons, such as promotions, new hiring or other special situations.

  Role of Executive Officers in Pay Decisions

Upon the request of the Committee, certain of our employees will compile and organize information, arrange and attend meetings and provide support for the Committee’s work. We expect that Mr. Targoff, our Chief Executive Officer, will also make compensation recommendations for the other named executive officers, for the Committee to consider. No named executive officer, including Mr. Targoff, however, will make recommendations for Mr. Targoff’s compensation. Ultimately, all compensation changes for the named executive officers must receive Committee approval.

  Tax Aspects of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits our corporate tax deduction for compensation paid to our named executive officers that is not “performance based” to $1 million annually per executive officer. Option awards under our Amended and Restated 2005 Stock Incentive Plan are designed so that awards granted to the covered individuals meet Section 162(m) requirements for performance-based compensation, and thus, these awards should not be counted toward the $1 million limitation on tax deductions for a named executive officer’s compensation in any fiscal year. Our MIB program, however, is not designed to meet the Section 162(m) requirements. Accordingly, for 2007, compensation in the amount of $1,138,293 and $611,374 payable to Messrs. Targoff and Zahler, respectively, will not be deductible. In addition to the MIB program, there may be other instances, in which the Committee determines that it cannot structure compensation to meet Section 162(m) requirements. In those instances, the Committee may elect to structure elements of compensation (such as certain qualitative factors in annual bonuses) to accomplish business objectives that it believes are in our best interests and those of our stockholders, even though doing so may reduce the amount of our tax deduction for such compensation.

Other provisions of the Internal Revenue Code also can affect the decisions which the Committee makes. Under Section 4999 of the Internal Revenue Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change in control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five year average. Under Section 280G of the Internal Revenue Code, a company also loses its tax deduction for these “excess” payments. The employment agreement with our CEO provides that all severance benefits under that agreement that result from a change-in-control will be “grossed up,” if necessary, so that we reimburse him for these tax consequences. Although this gross-up provision and loss of deductibility increase the severance expense to us, the Committee believed it was important that the effects of this tax code provision not negate the protections which we intend to provide to our CEO in the event of a change in control. The Committee also believed it was necessary to provide this benefit to our CEO in order to encourage him to take the position of CEO in March 2006 when we were negotiating the terms of his employment with us.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and included in this Proxy Statement.

The Compensation Committee

Mark H. Rachesky, M.D., Chairman
John D. Harkey, Jr.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Michael B. Targoff Vice Chairman of the Board, Chief Executive Officer and President	2007	$953,654		$14,967,042	$1,142,375	$300,000	$586,063	$17,949,134
	2006	$796,538		$181,923	$1,286,458	$29,000	$363,791	$2,657,710

Harvey B. Rein(1) Senior Vice President and Chief Financial Officer	2007	$428,875	$150,000	$170,500	$139,739	$32,000	$258,213	$1,179,327

Richard P. Mastoloni(1) Senior Vice President of Finance and Treasurer	2007	$434,304	$300,000	$136,400	$141,508	$13,000	$207,579	$1,232,791

Avi Katz Senior Vice President, General Counsel and Secretary	2007	$439,733	$125,000	$170,500	$168,561	$23,000	$258,678	$1,185,472
	2006	$416,145		$85,049	$262,829	$34,000	$139,542	$937,565

C. Patrick DeWitt Senior Vice President and Chief Executive Officer of Space Systems/Loral, Inc.	2007	$401,140	$45,000	$127,875	$192,296	$101,000	$190,578	$1,057,889
	2006	$428,300		$127,574	$257,000	$194,000	$189,721	$1,196,595

Eric J. Zahler Former President and Chief Operating Officer (employment ended November 30, 2008)	2007	$1,152,000		$590,818	$440,211	$169,000	$2,518,470	$4,870,499
	2006	$1,248,000		$204,118	$648,960	$186,000	$317,722	$2,604,800

Richard J. Townsend Former Executive Vice President and Chief Financial Officer (employment ended January 4, 2008)	2007	$577,212		$917,696	$384,992	$92,000	$607,545	$2,579,445
	2006	$714,295		$144,583	$520,260	$121,000	$227,628	$1,727,766

(1)	Messrs. Rein and Mastoloni were not named executive officers for 2006 and, therefore, we have not included their 2006 compensation information.
(2)	2006 base salary for Mr. Targoff represents 10 months of service. Mr. Targoff became Chief Executive Officer effective March 1, 2006. 2007 base salary for Mr. Zahler represents 11 months of service. Mr. Zahler’s employment with the Company ended effective November 30, 2007.
(3)	Special discretionary bonuses were awarded to Messrs. Rein, Mastoloni and Katz in recognition of their performance in connection with the Telesat Canada transaction. See “Compensation Discussion and Analysis — Elements of Compensation — Telesat Transaction Bonuses.” In addition, Mr. DeWitt was awarded a special discretionary bonus in recognition of his efforts to greatly reduce the amount of capital spending necessary in connection with SS/L’s facility expansion and his involvement in certain strategic initiatives, principally related to broadening SS/L’s customer base. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Compensation.”
(4)	The “Option Awards” column represents the amounts expensed by us in 2007 and 2006 relating to outstanding stock option awards under our Amended and Restated 2005 Stock Incentive Plan. See “Grants of Plan-Based Awards” table and “Compensation Discussion and Analysis — Long-Term Incentive Compensation” for further discussion regarding the awards in 2006 and “Outstanding Equity Awards at Fiscal Year-End” table regarding all outstanding awards. In October 2005, we adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (SFAS No. 123(R)), which requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value under SFAS No. 123(R) of the equity instrument at the time of grant. The compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007. In addition to amounts expensed by us relating to ordinary time-based vesting, the amounts shown in the “Option Awards” column also reflect amounts expensed by us due to (w) in the case of all named executive officers (other than Mr. DeWitt), accelerated vesting pursuant to our Amended and Restated 2005 Stock Incentive Plan of one-third of the then outstanding options held by them upon consummation of the Telesat Canada transaction on October 31, 2007; (x) in the case of Messrs. Zahler and Townsend, accelerated vesting of all unvested options upon the end of their employment on November 30, 2007 and January 4, 2008, respectively; (y) in the case of Mr. Targoff, the effect of the delay between the grant date of his 2006 options of March 28, 2006 and the date such option grant became effective of May 22, 2007 resulting in recognition of expense based on the value of our stock on the effective date which was higher than on the grant date and catch-up vesting to the effective date of 37.5% of the options granted; and (z) in the case of Mr. Townsend, the effect of the delay between the grant date of his 2006 options of June 14, 2006 and the date such option grant became effective of May 22, 2007 resulting in recognition of expense based on the value of our stock on the effective date which was higher than on the grant date and catch-up vesting to the effective date of 25% of the options granted.
(5)	Amounts shown represent the annual incentive bonuses earned under our Management Incentive Bonus Plan. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Compensation” for further discussion regarding these bonuses.
(6)	For 2007, represents the increase in the actuarial present value of pension benefits between fiscal year-end 2006 and fiscal year-end 2007. For 2006, represents the increase in the actuarial present value of pension benefits between fiscal year-end 2005 and fiscal year-end 2006. See the “Pension Benefits” table below for further discussion regarding our pension plans.

(7)	The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table above.

All Other Compensation

Name	Year	Value of Insurance Premiums Paid	Company Matching 401(k) Contributions	Medical Executive Reimbursement Expense	Deferred Compensation Expense	Other	Total
Michael B. Targoff	2007	$17,755	$9,000	$4,932	$504,867	$49,509	$586,063
	2006	$34,901	$7,920	$4,932	$252,332	$63,706	$363,791
Harvey B. Rein	2007	$8,206	$9,000	$4,982	$236,025		$258,213
Richard P. Mastoloni	2007	$4,827	$9,000	$4,932	$188,820		$207,579
Avi Katz	2007	$8,721	$9,000	$4,932	$236,025		$258,678
	2006	$8,721	$7,924	$4,932	$117,965		$139,542
C. Patrick DeWitt	2007		$8,627	$4,932	$177,019		$190,578
	2006		$7,841	$4,932	$176,948		$189,721
Eric J. Zahler	2007	$16,430	$9,000	$4,932	$817,875	$1,670,233	$2,518,470
	2006	$21,746	$7,928	$4,932	$283,116		$317,722
Richard J. Townsend	2007	$14,235	$9,000	$4,982	$579,328		$607,545
	2006	$14,235	$7,920	$4,932	$200,541		$227,628

As set forth in the table above, the “All Other Compensation” column includes the value of life insurance premiums paid by the Company, Company 401(k) matching contributions for each named executive officer, the expense incurred by us with respect to the participation by each named executive officer in our medical executive reimbursement program and the expense recognized by us for each named executive officer in 2007 and 2006 with respect to his deferred compensation account. Upon emergence from bankruptcy in 2005, each named executive officer received an award of a deferred compensation account valued at $9.441 per unit. Subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan, the deferred compensation units vest at the rate of 25% of the units per year on the first, second, third and fourth anniversaries of the effective date of our plan of reorganization (November 21, 2005). The amounts in this column related to these deferred compensation accounts represent the expense recognized by us for each named executive officer in 2007 and 2006. In addition to amounts expensed by us relating to ordinary time-based vesting of these deferred compensation accounts, the amounts shown in the “Deferred Compensation Accounts” column below also reflect amounts expensed by us due to (x) in the case of all named executive officers (other than Mr. DeWitt), accelerated vesting pursuant to our Amended and Restated 2005 Stock Incentive Plan of one-third of the then outstanding deferred compensation units held by them upon consummation of the Telesat Canada transaction on October 31, 2007 (i.e. 25% of the total number of deferred compensation units granted to such officers); and (y) in the case of Messrs. Zahler and Townsend, accelerated vesting of all unvested deferred compensation units upon the end of their employment on November 30, 2007 and January 4, 2008, respectively.

For Mr. Targoff, the “Other” column in the table above includes $25,000 and $30,500 for director fees received in 2007 and 2006, respectively, for his service on the Board of Directors (see “Director Compensation Table” above) and $24,509 for a tax gross-up in 2007 with respect to the inclusion in his income of the amount of a legal fee reimbursement received in 2006 and $33,206 for reimbursement of legal fees in 2006 in connection with the negotiation of his employment agreement.

For Mr. Zahler, the “Other” column in the table above includes a $1,667,500 severance payment received in 2008 and $2,733 with respect to the inclusion in his income of the value of computer equipment received in connection with the end of his employment, effective November 30, 2007.

For Messrs. Rein and Townsend, the “Medical Executive Reimbursement Expense” column in the table above for 2007 includes a $50 gift certificate awarded in connection with our medical plan.

Grants of Plan-Based Awards in 2007

The following table provides information about non-equity incentive plan awards granted to our named executive officers in 2007. The column titled “Estimated Possible Payouts under Non-Equity Incentive Plan Awards” represents the annual incentive opportunity available to each named executive officer under various corporate performance conditions. The actual earned amount for 2007 is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2007 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/sh)	Effective Date Fair Value of Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Effective Date
Michael B. Targoff	5/29/07	$831,250	$1,187,500	$1,543,750
	3/28/06				5/22/2007	825,000	$26.915	$19,148,250
Harvey B. Rein	5/29/07	$101,681	$145,259	$188,837
Richard P. Mastoloni	5/29/07	$102,969	$147,098	$191,227
Avi Katz	5/29/07	$122,653	$175,219	$227,785
C. Patrick DeWitt	5/29/07	$158,197	$197,747	$237,296
Eric J. Zahler	5/29/07	$320,320	$457,600	$594,880
Richard J. Townsend	5/29/07	$280,140	$400,200	$520,260
	6/14/06				5/22/2007	20,000	$27.135	$499,200

(1)	Amounts represent the annual incentive opportunity available under the Company’s 2007 Management Incentive Bonus Plan and SS/L’s 2007 Management Incentive Bonus Plan for Mr. DeWitt. The annual incentive actually paid to each of the named executive officers is set forth above in the “Summary Compensation Table” under the “Non-Equity Incentive Plan Compensation” column. Payouts under this program are made annually, dependent upon the achievement of certain pre-defined performance goals. Our targets for 2007 for named executive officers other than Mr. DeWitt related to quantifiable financial performance — EBITDA (65%) and a three-pronged formula for measuring SS/L performance (35%). Mr. DeWitt’s targets were set solely with respect to the three-pronged formula for measuring SS/L performance. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Bonus Compensation” for further discussion of our Management Incentive Bonus Plan.
(2)	On March 28, 2006 and June 14, 2006, we granted stock options to Messrs. Targoff and Townsend covering 825,000 and 20,000 shares of our common stock with exercise prices of $26.915 and $27.135 per share, respectively. These exercise prices represented the average of the high and low trading prices of our common stock on the trading day prior to the respective grant dates. These option grants were subject to stockholder approval of our Amended and Restated 2005 Stock Incentive Plan which was obtained on May 22, 2007 at the Company’s 2007 Annual Meeting of Stockholders, and, therefore, the grants became effective on that date.
(3)	The amounts shown for Mr. DeWitt represent the threshold, target and maximum annual incentive opportunity based on Mr. DeWitt’s actual cash base salary of $395,493 for reduced in-office work in 2007 (the amount of Mr. DeWitt’s salary expensed by the Company for 2007 and reported in the Summary Compensation Table differed slightly from the amount of cash salary received and was $401,140). See “Compensation Discussion and Analysis — Employment Agreements — Other Named Executive Officers.” Had Mr. DeWitt earned his full salary of $519,590 in 2007 his threshold, target and maximum incentive opportunity would have been $207,836, $259,795 and $311,754, respectively.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the current holdings of stock options by the named executive officers.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(1) ($)	Option Expiration Date
Michael. B. Targoff(2)	12/21/2005	80,214	26,738	$28.441	12/21/2012
	3/28/2006	481,250	343,750	$26.915	3/28/2011
Harvey B. Rein	12/21/2005	37,500	12,500	$28.441	12/21/2012
Richard P. Mastoloni	12/21/2005	30,000	10,000	$28.441	12/21/2012
Avi Katz	12/21/2005	37,500	12,500	$28.441	12/21/2012
C. Patrick DeWitt	12/21/2005	18,750	37,500	$28.441	12/21/2012
Eric J. Zahler	12/21/2005	120,000	—	$28.441	12/21/2012
Richard J. Townsend(2)	12/21/2005	63,750	21,250	$28.441	12/21/2012
	6/14/2006	10,000	10,000	$27.135	6/14/2013

(1)	Options granted on December 21, 2005 have an exercise price per share equal to the fair market value of our common stock on the date of grant and vest in four equal annual installments on each of the first four anniversaries of the effectiveness of our plan of reorganization (November 21, 2005), subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan or termination of employment under certain circumstances. Pursuant to our Amended and Restated 2005 Stock Incentive Plan, one-third of the then outstanding options held by the named executive officers (other than Mr. DeWitt) vested on October 31, 2007 upon consummation of the Telesat Canada transaction.
(2)	On March 28, 2006 and June 14, 2006, we granted stock options to Messrs. Targoff and Townsend covering 825,000 and 20,000 shares of our common stock with exercise prices of $26.915 and $27.135 per share, respectively. These option grants were subject to stockholder approval of our Amended and Restated 2005 Stock Incentive Plan which was obtained on May 22, 2007 at the Company’s 2007 Annual Meeting of Stockholders, and, therefore, the grants became effective on that date. Subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan or termination of employment under certain circumstances, Mr. Targoff’s options are scheduled to vest over a four-year period with the first 12½% vesting immediately, an additional 25% vesting on the next three anniversaries of the grant date and the remaining 12½% vesting on the fourth anniversary of the grant date. Subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan or termination of employment under certain circumstances, Mr. Townsend’s options are scheduled to vest over a four-year period, with 25% vesting on each of the first four anniversaries of the grant date. Pursuant to our Amended and Restated 2005 Stock Incentive Plan, one-third of Messrs. Targoff’s and Townsend’s then outstanding, unvested options vested on October 31, 2007 upon consummation of the Telesat Canada transaction. Mr. Townsend’s remaining unvested options vested upon termination of his employment in January 2008.

Option Exercises in Fiscal 2007

The following table provides information on the options exercised by the named executive officers in 2007.

Option Exercises in Fiscal 2007

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Michael. B. Targoff	—	—
Harvey B. Rein	—	—
Richard P. Mastoloni	—	—
Avi Katz	—	—
C. Patrick DeWitt	18,750	$360,356
Eric J. Zahler	—	—
Richard J. Townsend	—	—

Pension Benefits in Fiscal Year 2007

The table below sets forth information on the pension benefits for the named executive officers under each of the following pension plans:

•	Pension Plan. Our pension plan is a funded and tax qualified retirement plan that, as of December 31, 2007, covered 1,578 eligible employees, including the named executive officers. The plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each year of service. Annual benefits under the current contributory formula (meaning a required 1% post-tax contribution by the named executive officers) are accrued year-to-year during the years of credited service until retirement. At retirement, under the plan’s normal form of retirement benefit (life annuity), the aggregate of all annual benefit accruals becomes the annual retirement benefit payable on a monthly basis for life with a guaranteed minimum equal to the executive’s contributions. The current contributory formula for named executive officers and other eligible employees calculated each year provides a benefit of 1.2% of eligible compensation up to the Social Security Wage Base (SSWB) and 1.45% of eligible compensation of amounts over the SSWB for those with less than 15 years of service, or 1.5% of the eligible compensation up to the SSWB and 1.75% of eligible compensation of amounts over the SSWB to the IRS-prescribed limit for those with 15 or more years of service. Eligible compensation for named executive officers includes base salary and management incentive bonuses paid in that year. For 2007, the SSWB was $97,500 and the IRS-prescribed compensation limit was $225,000. For example, if an individual accrued $1,000 per year for 15 years and then retired, his annual retirement benefit for life would be $15,000. In 2007, each named executive officer contributed $2,250. Prior to July 1, 2006, with the exception of Mr. Dewitt, there was no contribution requirement for the named executive officers to receive this formula.

The normal retirement age as defined in the pension plan is 65. Eligible employees who have achieved ten years of service by the time they reach age 55 are eligible for an early retirement benefit at 50% (age 55) of the benefit they would receive at age 65. Currently, Messrs. Targoff, and DeWitt are eligible for early retirement. In addition to a life annuity, the plan offers other forms of benefit, including spousal survivor annuity options and beneficiary period-certain options. Mr. Zahler elected retirement effective on December 1, 2007.

•	Supplemental Executive Retirement Plan. The Company provides the Supplemental Executive Retirement Plan, or SERP, to participants who earn in excess of the IRS-prescribed compensation limit in any given year to provide for full retirement benefits above amounts available under our pension plan because of IRS limits. The SERP is unfunded and is not qualified for tax purposes. For

2007, an employee’s annual SERP benefit was accrued under the same formulas used in the pension plan with respect to amounts earned above the $225,000 maximum noted above. Benefits under the SERP are generally payable at the same time and in the same manner as benefits are payable under the pension plan.

The table below indicates the named executive officers’ years of credited service under our pension plans and the present value of their accumulated benefits, in each case as of December 31, 2007. In addition, the table identifies all payments made to the named executive officers during 2007.

2007 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Michael B. Targoff	Pension Plan	19	$186,000	—
	SERP	19	$1,080,000	—
Harvey B. Rein	Pension Plan	28	$339,000	—
	SERP	28	$512,000	—
Richard P. Mastoloni	Pension Plan	10	$60,000	—
	SERP	10	$88,000	—
Avi Katz	Pension Plan	11	$97,000	—
	SERP	11	$172,000	—
C. Patrick DeWitt	Pension Plan	34	$569,000	—
	SERP	34	$799,000	—
Eric J. Zahler	Pension Plan	16	$250,000	$1,655
	SERP	16	$1,493,000	$9,877
Richard J. Townsend	Pension Plan	9	$146,000	—
	SERP	9	$633,000	—

(1)	The number of years of credited service is rounded to the nearest whole number as of December 31, 2007.
(2)	The accumulated benefit for all named executive officers other than Mr. Zahler is based on service and earnings (base salary and bonus, as described above) considered by the plans for the period through December 31, 2007. For Mr. Zahler, it is based on service and earnings for the period through November 30, 2007 when he ended his employment with the Company. The accumulated benefit includes the value of contributions made by the named executive officers throughout their careers. The present value has been calculated for all named executive officers other than Mr. Zahler assuming that each named executive officer retires and starts receiving benefits at age 65, the age at which retirement may occur without any reduction in benefits. For Mr. Zahler, the present value has been calculated based on his actual retirement date of December 1, 2007. The present value calculation also assumes that the benefit is payable under the available forms of annuity consistent with the assumptions as described in note 15 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. As described in such note, the interest rate assumption is 6.5%.

Nonqualified Deferred Compensation in Fiscal 2007

On December 21, 2005, we established a deferred compensation bookkeeping account for certain employees, including the named executive officers, and credited that account with a dollar amount equal to $9.441 for each deferred compensation unit. To the extent our stock price declines below $28.441, the corresponding portion of the deferred compensation accounts also declines accordingly.

The deferred compensation account becomes vested at the rate of 25% per year on the first, second, third and fourth anniversaries of the effective date of our plan of reorganization (November 21, 2005), subject to earlier vesting upon a change in control or certain specified sale events as defined in our Amended and Restated 2005 Stock Incentive Plan or termination of employment under certain circumstances. Pursuant to our Amended and Restated 2005 Stock Incentive Plan, one-third of the outstanding, unvested deferred compensation units held by our named executive officers other than Mr. DeWitt (i.e. 25% of the total number of deferred compensation units granted to such officers) were subject to accelerated vesting and vested on October 31, 2007 upon consummation of the Telesat Canada transaction. The value of the vested portion of the deferred compensation account becomes locked (i.e. no longer subject to fluctuation based on our stock price) upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment. The vested portion, however, will be distributed to the account holder only upon the earlier of: (a) termination of service; (b) a change of control; or (c) December 21, 2012.

The value of the deferred compensation account is not initially credited with interest or subject to any rate of return, other than the potential decrease in value upon a corresponding decrease in our stock price below $28.441 and any recovery in value to the extent that our stock price returns to $28.441. The deferred compensation accounts will be converted into interest-bearing accounts upon exercise of the related stock options or, if payout upon termination of employment is delayed in order to comply with Section 409A of the Internal Revenue Code, upon termination of employment.

The table below identifies the aggregate earnings during 2007 and the aggregate balance of the vested and unvested amount as of the end of 2007.

2007 Nonqualified Deferred Compensation

Name	Aggregate Earnings in Last FY(1) ($)	Aggregate Balance at Last FYE(2) ($)
Michael B. Targoff	—	$1,009,734
Harvey B. Rein	—	$472,050
Richard P. Mastoloni	—	$377,640
Avi Katz	—	$472,050
C. Patrick DeWitt	$8,883	$716,958
Eric J. Zahler	$4,835	$1,137,755
Richard J. Townsend	—	$802,485

(1)	At December 31, 2007, the closing price of our common stock was $34.25, and at December 29, 2006 (the last trading day of 2006), the closing price of our common stock was $40.72. Because the price of our common stock on December 31, 2007 and December 29, 2006 was above the $28.441 limit, there was no gain (except for Messrs. DeWitt and Zahler, as discussed below) in the deferred compensation accounts during 2007. As noted above, the deferred compensation accounts cannot increase in value above the $9.441 per unit value we originally accrued to the accounts, regardless of how much our stock price increases over the $28.441 limit, unless and until the accounts are converted into interest-bearing accounts following which the accounts may increase due to interest earned. In connection with the exercise of 18,750 options in 2007, a corresponding portion of Mr. DeWitt’s deferred compensation account was converted to an interest bearing account. In connection with the end of his employment, Mr. Zahler’s account was converted to an interest bearing account on November 30, 2007.
(2)	Except with respect to Mr. Zahler whose deferred compensation account was vested in full and for Mr. DeWitt whose deferred compensation account was 50% vested, the deferred compensation accounts of the named executive officers were 75% vested as of December 31, 2007. The vested balance (including any interest earned) for the named executive officers as of December 31, 2007 is as follows: (i) Mr. Targoff ($757,301); (ii) Mr. Rein ($354,038); (iii) Mr. Mastoloni ($283,230); (iv) Mr. Katz ($354,038); (v) Mr. DeWitt ($362,921); (vi) Mr. Zahler ($1,137,755); and (vi) Mr. Townsend ($601,864). During 2007, we recognized compensation expense with respect to the deferred compensation accounts for each named executive officer in the following amounts: (i) Mr. Targoff ($504,867); (ii) Mr. Rein ($236,025); (iii) Mr. Mastoloni ($188,820); (iv) Mr. Katz ($236,025); (v) Mr. DeWitt ($177,019); (vi) Mr. Zahler ($817,875); and (vi) Mr. Townsend ($579,328). The amounts we recognized as a compensation expense for 2007 are disclosed in the “All Other Compensation” column of the Summary Compensation Table for 2007.

Potential Change in Control and other Post Employment Payments

As discussed above in the Compensation Discussion and Analysis, as of December 31, 2007, Mr. Targoff is the only named executive officer who has an employment agreement with Loral that provides for potential post-termination payments. Post-termination payments for the other named executive officers are governed by the Company’s severance policy. In this section, we provide details of these arrangements.

  CEO

Upon Mr. Targoff’s death or disability during the term of his employment agreement, Mr. Targoff will be entitled to, among other payments, his accrued and unpaid bonus for the preceding year, a pro rated annual bonus for the year in which such death or permanent disability occurs, acceleration of vesting of a prorated portion of the next vesting tranche of stock options and deferred compensation units, and, in the case of his death, salary through the end of the month in which he dies. In addition, in the event of his death, his dependents will be entitled to continued medical, prescription drug and dental insurance coverage through the end of the current term of his employment agreement.

In the event that Mr. Targoff’s employment is terminated by us without “cause” or Mr. Targoff resigns for “good reason” (as such terms are defined in his employment agreement), Mr. Targoff will be entitled to a severance payment, in a lump sum, equal to two (2) times the sum of his base salary and annual bonus (for the preceding year). In addition, Mr. Targoff will be entitled to any accrued and unpaid annual bonus for the preceding year and a prorated annual bonus for the year in which any such termination of employment occurs. Mr. Targoff and his dependents will also be entitled to coverage under Loral’s medical, dental and life insurance in effect immediately prior to such termination for eighteen (18) months following such termination, or until he commences new employment and becomes eligible for comparable benefits. In addition, all of Mr. Targoff’s stock options, deferred compensation account and any other equity awards then held by Mr. Targoff will become fully vested. Mr. Targoff’s severance payments and benefits are contingent upon his execution of a release of claims in our favor. Mr. Targoff’s employment agreement also provides for a tax gross-up payment to Mr. Targoff in the event that he becomes subject to any parachute payment excise taxes under Section 4999 of the Internal Revenue Code. No other executive officer is entitled to such a gross up payment at Loral.

  Other Named Executive Officers

In June 2006, the Company formally adopted severance policies for employees of the Company’s corporate office, including the named executive officers who were designated by the plan administrator (other than Mr. Targoff, whose severance is governed by his employment agreement as described above). The policy provides for severance benefits following the termination of an eligible officer’s employment by the Company without cause. Severance benefits will be provided at different levels, depending on the seniority and length of service of the employee when termination occurs. Severance benefits are not provided in the event employment is terminated due to death, disability or retirement.

An eligible officer with the title of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President will be entitled to a severance payment equal to (i) six months pay (defined as base salary plus average annual incentive bonus compensation paid over the last two years of employment), payable in a lump sum following termination, (ii) an additional six months pay, if unemployed after six months (or if then employed at a rate of pay that is less than the participant’s rate of pay immediately prior to termination), payable over six months but subject to mitigation (i.e., the reduction of any severance benefits to which a participant is entitled by the amount being received from employment with another company), and (iii) an additional 12 months base salary only, if unemployed after one year (or if then employed at a rate of pay that is less than the participant’s rate of pay immediately prior to termination), payable over 12 months but subject to mitigation.

An eligible officer with the title of Vice President will be entitled to a severance payment equal to (i) three months pay (defined as base salary plus average annual incentive bonus compensation paid over the last two years of employment), payable in a lump sum following termination, and (ii) an additional amount, if unemployed after three months (or if then employed at a rate of pay that is less than the participant’s rate of pay immediately prior to termination), equal to the sum of (A) three months pay plus (B) two weeks base salary for every year of service with the Company plus (C) one-twelfth of two weeks base salary for every month of service with the Company in excess of the participant’s full years of service with the Company (in the case of (B) and (C) up to a maximum of twenty-six years), payable biweekly at the employee’s pre-termination base salary rate, following termination but subject to mitigation.

In addition, if a terminated participant has outstanding unvested stock options or other equity or incentive compensation awards, such participant will be entitled to accelerated vesting of the next full tranche of all of such participant’s unvested options and other equity and incentive compensation awards. If such termination occurs within six months following a major corporate transaction, acquisition or divestiture, however, the terminated participant will be entitled to full vesting of all outstanding unvested options and other equity and incentive compensation awards, unless the plan administrator determines that such termination is not the result of such corporate transaction, acquisition or divestiture.

The Company also generally provides for continuation of medical and executive life insurance benefits for terminated executives during the period that the executive is receiving severance payments.

In connection with the restructuring of our corporate office functions as a result of the completion on October 31, 2007 of the Telesat Canada transaction, Mr. Zahler's and Mr. Townsend's employment with the Company ended effective November 30, 2007 and January 4, 2008, respectively. Mr. Zahler received severance benefits consisting of a lump sum payment of $1,667,500 and accelerated vesting of all 30,000 of his unvested stock options to purchase shares of common stock at $28.441 and related deferred compensation units. Mr. Townsend received severance benefits consisting of a lump sum payment of $688,541 and is entitled to receive additional installment payments over a period of 18 months, commencing July 18, 2008, totaling $1,570,461. The additional severance in the form of installment payments is subject to mitigation from other employment. In addition, Mr. Townsend received accelerated vesting of all 21,250 of his unvested options to purchase shares of common stock at $28.441 and related deferred compensation units and accelerated vesting of all 10,000 of his unvested options to purchase shares of common stock at $27.135. Under their severance arrangements, both Messrs. Zahler and Townsend are also entitled to continued medical and executive life insurance coverage for a period of two years after the end of their employment.

Potential Severance Payments upon Termination
(As of December 31, 2007)

Name	Severance for Termination Without Cause(1) ($)	Estimated Tax Gross Up ($)
Michael B. Targoff(2)	$4,987,499	$2,400,762
Harvey B. Rein	$782,152	—
Richard P. Mastoloni	$493,920	—
Avi Katz	$535,430	—
C. Patrick DeWitt	$755,240	—
Eric J. Zahler(3)	$1,667,500	—
Richard J. Townsend(4)	$2,259,002	—

(1)	Severance amounts do not include the value of continued medical and life insurance coverage post-termination. The value of such coverage is $109,219 for Mr. Targoff, $45,553 for Mr. Rein, $19,985 for Mr. Mastoloni, $72,210 for Mr. Katz, $9,863 for Mr. DeWitt, $135,382 for Mr. Zahler and $62,103 for Mr. Townsend. Severance amounts for Messrs. Rein, Mastoloni, Katz and DeWitt assume full payment of the portion subject to mitigation under our severance policy.
(2)	Severance amount for Mr. Targoff in accordance with his employment agreement is two times the sum of his base salary of $950,000 and his 2006 bonus of $1,286,458 annualized for 12 months.
(3)	The value shown for Mr. Zahler reflects the actual amount received by Mr. Zahler upon the end of his employment effective November 30, 2007. This amount is also included in the “All Other Compensation” column of the Summary Compensation Table.
(4)	The value shown for Mr. Townsend reflects a $688,541 lump sum payment received by Mr. Townsend upon the end of his employment effective January 4, 2008 and additional payments of $1,570,461 to be received by Mr. Townsend in installments in 2008 and 2009 which are subject to mitigation. Since these amounts were or will be received after December 31, 2007, they are not included in the Summary Compensation Table above.

Acceleration of Vesting of Stock Options
and Nonqualified Deferred Compensation Account
upon Termination
(As of December 31, 2007)

Name	Upon Termination Without Cause ($)	Upon Death and Disability ($)
Michael B. Targoff	$2,929,161	$1,194,777
Harvey B. Rein	$190,625	—
Richard P. Mastoloni	$152,500	—
Avi Katz	$190,625	—
C. Patrick DeWitt	$285,938	—
Eric J. Zahler(1)	$457,500	—
Richard J. Townsend(2)	$395,212	—

(1)	The values for Mr. Zahler reflect the spread value of the option awards the vesting of which was accelerated upon the end of his employment effective November 30, 2007. The expense for these awards is also reflected in the “Option Awards” column of the Summary Compensation Table.
(2)	The values for Mr. Townsend reflect the spread value of the option awards the vesting of which was accelerated upon the end of his employment effective January 4, 2008. The expense for these awards is also reflected in the “Option Awards” column of the Summary Compensation Table.

OWNERSHIP OF VOTING STOCK

Principal Holders of Stock

  Common Stock

The following table shows, based upon filings made with the Company, certain information as of March 1, 2008 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Loral common stock because they possessed or shared voting or investment power with respect to the shares of Loral common stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Various funds affiliated with
MHR Fund Management LLC and Mark H. Rachesky, M.D.(2)	17,815,977	57.6	%(3)
40 West 57th Street, 24th Floor, New York, NY 10019
Various funds affiliated with
Highland Capital Management, L.P. and James Dondero(4)	1,584,574	7.8%
Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, TX 75420
Solus Alternative Asset Management LP.(5)	1,575,000	7.8%
430 Park Avenue, 9th Floor, New York, NY 10022
EchoStar Communications Corporation and Charles W. Ergen(6)	1,401,485	6.9%
9601 South Meridian Boulevard, Englewood, CO 80112
BlackRock, Inc.(7)	1,374,614	6.8%
40 East 52nd Street, New York, NY 10022

(1)	Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 20,287,649 shares of Loral common stock outstanding as of March 1, 2008.
(2)	Information based on Amendment Number 7 to Schedule 13D filed with the SEC on November 2, 2007 and Form 4 filed with the SEC on January 17, 2008 relating to securities held for the accounts of each of MHR Capital Partners Master Account LP (“Master Account”), a limited partnership organized in Anguila, British West Indies, MHR Capital Partners (100) LP (“Capital Partners (100)”), MHR Institutional Partners, LP (“Institutional Partners”), MHRA LP (“MHRA”), MHRM LP (“MHRM”), MHR Institutional Partners II LP (“Institutional Partners II”), MHR Institutional Partners IIA LP (“Institutional Partners IIA”) and MHR Institutional Partners III LP (“Institutional Partners III”), each (other than Master Account), a Delaware limited partnership. MHR Advisors LLC (“Advisors”) is the general partner of each of Master Account and Capital Partners (100), and, in such capacity, may be deemed to beneficially own the shares of common stock held for the accounts of each of Master Account and Capital Partners (100). MHR Institutional Advisors LLC (“Institutional Advisors”) is the general partner of each of Institutional Partners, MHRA and MHRM, and, in such capacity, may be deemed to beneficially own the shares of common stock held for the accounts of each of Institutional Partners, MHRA and MHRM. MHR Institutional Advisors II LLC (“Institutional Advisors II”) is the general partner of each of Institutional Partners II and Institutional Partners IIA, and, in such capacity, may be deemed to beneficially own the shares of common stock held for the accounts of each of Institutional Partners II and Institutional Partners IIA. MHR Institutional Advisors III LLC (“Institutional Advisors III”) is the general partner of Institutional Partners III, and, in such capacity, may be deemed to beneficially own the shares of common stock held for the account of Institutional Partners III. MHR Fund Management is a Delaware limited liability company that is an affiliate of and has an investment management agreement with Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III, and other affiliated entities, pursuant to which it has the power to vote or direct the vote and to dispose or to direct the disposition of the shares of common stock held by such entities and, accordingly, MHR Fund Management may be deemed to beneficially own the shares of common stock which are held for the account of each of Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III. Mark H. Rachesky. M.D. (“Dr. Rachesky”) is the managing member of Advisors, Institutional Advisors, Institutional Advisors II, Institutional Advisors III and MHR Fund Management, and, in such capacity, may be deemed to beneficially own the shares of common stock held for the accounts of each of Master Account, Capital Partners (100), Institutional Partners, MHRA, MHRM, Institutional Partners II, Institutional Partners IIA and Institutional Partners III.

Pursuant to an Amended and Restated Securities Purchase Agreement, which was originally executed on October 17, 2006, and which was amended and restated on February 27, 2007, certain affiliated funds of MHR Fund Management purchased 136,526 shares of Series A-1 Cumulative 7.50% Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and 858,486 shares of Series B-1 Cumulative 7.50% Convertible Preferred Stock (the “Series B-1 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Preferred Stock”). Each share of Series A-1 Preferred Stock is convertible, at the option of the holder, into ten shares of common stock at an initial conversion price of $30.1504 per share. Prior to the Majority Ownership Date (as defined below), each share of Series B-1 Preferred Stock is convertible, at the option of the holder, into ten shares of Class B-1 Nonvoting Stock, par value $0.01, of the Company (the “Class B-1 Non-Voting Stock”), at an initial conversion price of $30.1504 per share, which is not currently authorized. After the Majority Ownership Date, each share of Series B-1 Preferred Stock is convertible, at the option of the holder, into ten shares of common stock at an initial conversion price of $30.1504 per share. Since the initial issuance of the Preferred Stock, as of March 1, 2008, 7,983 shares of Series A-1 Preferred Stock and 59,329 shares of Series B-1 Preferred Stock have been issued as pay-in-kind dividends.

The terms of both series of Preferred Stock are designed so that, prior to the Majority Ownership Date, any shares of common stock issuable in the aggregate to MHR Fund Management or any of its affiliates (together, “MHR”) upon conversion of the Preferred Stock, when taken together with MHR’s current holdings of shares of common stock, will not represent more than 39.999% of the aggregate voting power of the securities of the Company (the “Voting Limitation”). After the Majority Ownership Date, this restriction will no longer apply, and all shares of Preferred Stock will be convertible into shares of common stock. The “Majority Ownership Date” means the earlier of the date that (i) MHR’s beneficial ownership of shares of common stock, not including any of the shares of common stock issuable upon the conversion of the Preferred Stock, represents more than 50% of the shares of common stock of the Company, or (ii) a third party has acquired a majority of the shares of common stock on a fully diluted basis other than pursuant to certain prohibited transfers of the Series A-1 Preferred Stock from MHR.

(3)	In all circumstances, the conversion or exchange of the Preferred Stock reported as being beneficially owned by MHR into shares of common stock will be subject to the Voting Limitation at all times prior to the Majority Ownership Date (as described in footnote 2 above). The number of shares that MHR will be entitled to vote at the Annual Meeting will be 7,192,737 shares of common stock and 1,062,324 shares of preferred stock which have 105 votes and are entitled to vote as a single class with the common stock such that the total number of shares held by MHR will represent, in the aggregate, 35.5% of all shares entitled to vote at the meeting. MHR is contractually obligated to either (i) vote the shares of Series A-1 Preferred Stock (representing 14 of the 105 votes) in accordance with the recommendation of our Board of Directors or (ii) abstain from voting such shares.
(4)	Information based solely on Amendment No. 5 to Schedule 13D, filed with the SEC on February 5, 2008, by Highland Capital Management, L.P. (“Highland Capital”), Strand Advisors, Inc. (“Strand”), James Dondero, Highland Equity Opportunities Fund (“Equity Opportunities”), Highland Multi-Strategy Onshore Master SubFund, L.L.C. (“Multi-Strategy SubFund”), Highland Multi-Strategy Master Fund, L.P. (“Master Fund”). According to Amendment No. 5 to Schedule 13D, Highland Capital, Strand Advisors and James Dondero have sole voting and dispositive power with respect to 1,395,195 shares and shared voting and dispositive power with respect to 189,379 shares; Equity Opportunities has shared voting and dispositive power with respect to 89,379 shares; and Multi-Strategy SubFund and Master Fund have shared voting and dispositive power with respect to 100,000 shares.
(5)	Information based solely on a Schedule 13G, filed with the SEC on February 14, 2008, by Solus Alternative Asset Management LP (“Solus”) relating to securities held, as of December 31, 2007, by accounts managed on a discretionary basis. According to the Schedule 13G, Solus has sole voting and dispositive power with respect to the shares held.
(6)	Information based solely on a Schedule 13G, filed with the SEC on December 19, 2005, by EchoStar Communications Corporation (“EchoStar”) and Charles W. Ergen. The Schedule 13G provides that Mr. Ergen is the beneficial owner of 1,401,485 shares, of which EchoStar owns 1,350,532 of such shares. According to the Schedule 13G, each reporting person has sole voting and dispositive power with respect to the shares of common stock indicated to be held by such person.
(7)	Information based solely on Amendment No. 1 to Schedule 13G, filed with the SEC on February 8, 2008, by BlackRock, Inc. on behalf of its investment advisory subsidiaries, BlackRock Advisors LLC, BlackRock Investment Management LLC and BlackRock (Channel Islands) Ltd., which, according to Amendment No. 1 to the Schedule 13G, have shared voting and dispositive power with respect to the shares held.

  Preferred Stock

The following table shows certain information as of March 1, 2008 concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Loral preferred stock because they possessed or shared voting or investment power with respect to shares of Loral preferred stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Series A-1 Preferred Stock(1)
Various funds affiliated with MHR Fund Management LLC and Mark H. Rachesky, M.D.	144,509	100%
40 West 57th Street, 24th Floor, New York, NY 10019
Series B-1 Preferred Stock(2)
Various funds affiliated with
MHR Fund Management LLC and Mark H. Rachesky, M.D.	917,815	100%
40 West 57th Street, 24th Floor, New York, NY 10019

(1)	Each share of Series A-1 Preferred Stock entitles the holder thereof to vote on all matters voted on by holders of common stock, and the shares of Series A-1 Preferred Stock vote together with shares of common stock as a single class. With respect to any such vote, each share of Series A-1 Preferred Stock entitles its holder to a number of votes equal to one ten thousandth (1/10,000) of one vote for each share of Series A-1 Preferred Stock. Each share of Series A-1 Preferred Stock is convertible, at the option of the holder, into ten shares of common stock at an initial conversion price of $30.1504 per share. In all circumstances, the conversion or exchange of the Series A-1 Preferred Stock reported as being beneficially owned by MHR into shares of common stock will be subject to the Voting Limitation at all times prior to the Majority Ownership Date (as described in footnote 2 to “Ownership of Voting Stock — Principal Holders of Stock — Common Stock”). MHR is contractually obligated to either (i) vote the shares of Series A-1 Preferred Stock (representing 14 votes) in accordance with the recommendation of our Board of Directors or (ii) abstain from voting such shares.
(2)	Each share of Series B-1 Preferred Stock entitles the holder thereof to vote on all matters voted on by holders of common stock, and the shares of Series B-1 Preferred Stock vote together with shares of common stock as a single class. With respect to any such vote, each share of Series B-1 Preferred Stock entitles its holder to a number of votes equal to one ten thousandth (1/10,000) of one vote for each share of Series B-1 Preferred Stock. Accordingly, the Series B-1 Preferred Stock held by MHR entitles MHR to 91 votes at the Annual Meeting. Prior to the Majority Ownership Date (as defined above in footnote 2 to “Ownership of Voting Stock — Principal Holders of Stock — Common Stock”), each share of Series B-1 Preferred Stock is convertible, at the option of the holder, into ten shares of Class B-1 Nonvoting Stock, par value $0.01, of the Company (the “Class B-1 Non-Voting Stock”), at an initial conversion price of $30.1504 per share, which Class B-1 Non-Voting Stock is not currently authorized. After the Majority Ownership Date, each share of Series B-1 Preferred Stock is convertible, at the option of the holder, into ten shares of common stock at an initial conversion price of $30.1504 per share. In all circumstances, the conversion or exchange of the Series B-1 Preferred Stock reported as being beneficially owned by MHR into shares of common stock will be subject to the Voting Limitation at all times prior to the Majority Ownership Date (as described in footnote 2 to “Ownership of Voting Stock — Principal Holders of Stock — Common Stock”).

Common Stock Ownership by Directors and Executive Officers

The following table presents the number of shares of Loral common stock beneficially owned by the directors, the named executive officers and all directors, named executive officers and all other executive officers as a group as of March 1, 2008. Individuals have sole voting and dispositive power over the stock unless otherwise indicated in the footnotes:

Name of Individual	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
C. Patrick DeWitt	18,750	(3)	*
Sai S. Devabhaktuni	4,000	(4)	*
Hal Goldstein	4,000	(4)	*
John D. Harkey, Jr.	4,000	(4)	*
Avi Katz	37,500	(5)	*
Richard P. Mastoloni	30,000	(6)	*
Mark H. Rachesky, M.D.	17,815,977	(7)	57.6%
Harvey B. Rein	37,500	(5)	*
Arthur L. Simon	4,075	(8)	*
John P. Stenbit	4,000	(4)	*
Michael B. Targoff	793,675	(9)	3.8%
Richard J. Townsend	105,000	(10)	*
Eric J. Zahler	120,000	(11)	*
All directors, named executive officers and other executive officers as a group (14 persons)	18,997,227	(12)	59.3%

*	Represents holdings of less than one percent.
(1)	Includes shares which, as of March 1, 2008, may be acquired within sixty days pursuant to the exercise of options (which shares are treated as outstanding for the purposes of determining beneficial ownership and computing the percentage set forth).
(2)	Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934 and is based upon the 20,287,649 shares of Loral common stock outstanding as of March 1, 2008.
(3)	Consists of options to acquire 18,750 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.
(4)	Includes 1,000 shares of common stock and 3,000 shares of restricted stock granted under the Company’s Amended and Restated 2005 Stock Incentive Plan.
(5)	Consists of options to acquire 37,500 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.
(6)	Consists of options to acquire 30,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.
(7)	Includes (x) 7,182,737 shares of common stock, 1,445,090 shares upon conversion of the Company’s Series A-1 Preferred Stock and 9,178,150 shares upon conversion of the Company’s Series B-1 Preferred Stock held by funds affiliated with MHR Fund Management and (y) 2,500 shares of common stock and 7,500 shares of restricted stock held directly by Dr. Rachesky. In all circumstances, the conversion or exchange of the Series A-1 Preferred Stock reported as being beneficially owned by MHR into shares of common stock will be subject to the Voting Limitation at all times prior to the Majority Ownership Date (as described in footnote 2 to “Ownership of Voting Stock — Principal Holders of Stock — Common Stock”). Dr. Rachesky is deemed to be the beneficial owner of 17,805,977 shares of Loral common stock by virtue of his status as the managing member of Advisors, Institutional Advisors, Institutional Advisors II, Institutional Advisors III and MHR Fund Management. See “Ownership of Voting Stock — Principal Holders of Stock — Common Stock” above.
(8)	Includes 1,075 shares of common stock and 3,000 shares of restricted stock granted under the Company’s Amended and Restated 2005 Stock Incentive Plan.
(9)	Includes 25,961 shares of common stock and options to acquire 767,714 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.
(10)	Consists of options to acquire 105,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.
(11)	Consists of options to acquire 120,000 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan.
(12)	Includes options to acquire 1,135,214 shares under the Company’s Amended and Restated 2005 Stock Incentive Plan, 22,500 shares of restricted stock under the Company’s Amended and Restated 2005 Stock Incentive Plan, 1,445,090 shares upon conversion of the Company’s Series A-1 Preferred Stock and 9,178,150 upon conversion of the Company’s Series B-1 Preferred Stock. “Ownership of Voting Stock — Principal Holders of Stock” above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have a written policy for review, approval or ratification of related person transactions. Related persons include our major stockholders and directors and officers, as well as immediate family members of directors and officers. Transactions with related persons are, however, generally evaluated and assessed by the independent directors on our Board. If a determination is made that a related person has a material interest in any transaction with the Company, then our independent directors would review, approve or ratify the transaction and it would be disclosed in accordance with applicable SEC rules. If the related person at issue is one of our directors, or a family member of a director, then that director would not participate in discussions concerning the transaction. For example, in 2006, the preferred stock financing transaction with affiliated funds of MHR Fund Management described below was negotiated and recommended to the full Board by a special committee of independent directors.

MHR Fund Management LLC

On February 27, 2007, Loral completed the sale to affiliated funds of MHR Fund Management of $300 million of 7.50% convertible perpetual preferred stock pursuant to an Amended and Restated Securities Purchase Agreement with MHR Fund Management, which was originally executed on October 17, 2006, and which was amended and restated on February 27, 2007.

On February 27, 2007, in connection with the Securities Purchase Agreement, Loral and Loral Skynet entered into an Amended and Restated Registration Rights Agreement with affiliated funds of MHR Fund Management. Pursuant to that agreement, in addition to certain piggy-back registration rights granted to affiliated funds of MHR Fund Management, such funds may also demand, under certain circumstances, that their (i) Loral common stock, (ii) Loral Skynet preferred stock, (iii) Loral Skynet notes or (iv) Loral preferred stock, be registered under the Securities Act of 1933, as amended, in each case subject to the terms and conditions of the registration rights agreement. All outstanding shares of Loral Skynet preferred stock and all outstanding Loral Skynet notes have been redeemed and, therefore, such securities are no longer subject to registration rights.

In connection with the Securities Purchase Agreement, we paid MHR Fund Management a placement fee of $6.75 million and paid $4.4 million in legal and financial advisory fees and out-of-pocket expenses incurred by MHR Fund Management.

Affiliated funds of MHR Fund Management held approximately $81.9 million (38.2%) of the Loral Skynet preferred stock as of December 31, 2006, which Loral Skynet preferred stock was redeemed on November 5, 2007 for $90.8 million. As of December 31, 2006, affiliated funds of MHR Fund Management held approximately $56.2 million (44.6%) of the Loral Skynet notes, which were redeemed on September 5, 2007 for $61.9 million. Information on dividends and interest paid to the funds affiliated with MHR Fund Management, with respect to their holdings of Loral preferred stock, Loral Skynet preferred stock and Loral Skynet notes for the year ended December 31, 2007 is as follows ($ in millions, except share amounts):

December 31, 2007
Loral Series-1 Preferred Stock
Dividends paid in cash	$—
Dividends paid in the form of additional shares
– Number of shares	47,762
– Amount	$14.4
Loral Skynet Preferred Stock
Dividends paid in cash	$4.5
Dividends paid in the form of additional shares
– Number of shares	44,539
– Amount	$8.9
Loral Skynet Notes
Interest payments paid in cash	$9.0
Redemption premium paid in cash	$5.6

In connection with the Telesat Canada transaction, on October 31, 2007, Loral and certain of its subsidiaries, PSP and one of its subsidiaries, two third-party investors, Telesat Holdings and certain of its subsidiaries, including Telesat Canada, and MHR Fund Management entered into a Shareholders Agreement (the “Shareholders Agreement”). Under the Shareholders Agreement, in the event that either (i) direct or indirect ownership or control by Dr. Rachesky of Loral’s voting stock falls below certain levels or (ii) there is a change in the composition of a majority of the members of the Loral Board of Directors over a consecutive two-year period, Loral will lose certain veto rights it has to approve certain extraordinary actions by Telesat Holdings and its subsidiaries. In addition, after either of these events, PSP will have certain rights to enable it to exit from its investment in Telesat Holdings, including a right to cause Telesat Holdings to conduct an initial public offering in which PSP’s shares would be the first shares offered or, if no such offering has occurred within one year due to a lack of cooperation from Loral or Telesat Holdings, to cause the sale of Telesat Holdings and to drag along the other shareholders in such sale, subject to Loral’s right to call PSP’s shares at fair market value.

The Shareholders Agreement provides for a board of directors of each of Telesat Holdings and certain of its subsidiaries, including Telesat Canada, consisting of 10 directors, three nominated by Loral, three nominated by PSP and four independent directors to be selected by a nominating committee comprised of one PSP nominee, one nominee of Loral and one of the independent directors then in office. Each party to the Shareholders Agreement is obligated to vote all of its Telesat Holdings shares for the election of the directors nominated by the nominating committee. Pursuant to action by the board of directors taken on October 31, 2007, Dr. Rachesky, who is non-executive Chairman of the Board of Directors of Loral, was appointed non-executive Chairman of the Board of Directors of Telesat Holdings and certain of its subsidiaries, including Telesat Canada.

Affiliated funds of MHR Fund Management own preferred stock convertible currently into approximately 18.2% of the common stock of Protostar Ltd. (“Protostar”) assuming the conversion of all issued and outstanding shares of preferred stock. Upon conversion of such preferred stock, such funds would own 8.9% of the common stock of Protostar on a fully-diluted basis assuming the exercise or conversion, as the case may be, of all currently outstanding shares of preferred stock, convertible notes and warrants. MHR Fund Management has the right (which has not yet been exercised) to nominate one of nine directors to Protostar’s board of directors. Such funds are also participants in Protostar’s $200,000,000 credit facility, dated March 19, 2008, with an aggregate participation of $6,041,000. Protostar acquired the Chinasat 8 satellite from China Telecommunications Broadcast Satellite Corporation and China National Postal and Telecommunications Appliances Corporation under an agreement reached in 2006, and, pursuant to a contract with Protostar valued at $26 million, SS/L is modifying the satellite to meet Protostar’s needs.

Dr. Rachesky and Mr. Goldstein are co-founders and managing principals of MHR Fund Management. Mr. Devabhaktuni is also a managing principal of MHR Fund Management. Dr. Rachesky, Mr. Goldstein and Mr. Devabhaktuni are directors of Loral and, in that capacity, received compensation from Loral. See “Director Compensation” above. MHR Fund Management has the right, which it has not exercised, to nominate one additional member to Loral’s Board of Directors.

Consulting Agreement with Dean A. Olmstead

On June 7, 2006, Loral entered into a consulting agreement with a director, Dean A. Olmstead. Pursuant to this agreement, Mr. Olmstead provided consulting services to the Company relating generally to exploration of strategic and growth opportunities for Loral and achievement of efficiencies within the Company’s divisions. Under this agreement, Mr. Olmstead earned a total amount of $458,587 for the year ended December 31, 2007 (consisting of $266,667 in consulting fees, a bonus of $168,920, $8,000 for life insurance premium reimbursement and $15,000 in lieu of retirement benefits), not including stock-based compensation of $2.6 million recorded in 2007 relating to the vesting of options as described below. In addition, in 2007, the Company, which has a self-insured medical plan, subsidized medical insurance premiums on behalf of Mr. Olmstead, the value of which subsidy was $20,484. The consulting agreement was terminated effective as of October 31, 2007, and Mr. Olmstead was paid a termination fee of $285,000 thereunder. On January 10, 2008, Mr. Olmstead resigned from the Board of Directors of the Company.

In connection with his consulting agreement, the Company granted to Mr. Olmstead seven-year options to purchase 120,000 shares of common stock of the Company, with a per-share exercise price equal to $27.135. Vesting of options for 100,000 of these shares was based on performance, while options for 20,000 shares were to vest over a four-year period. All of Mr. Olmstead’s 100,000 performance-based options vested upon consummation of the Telesat Canada transaction, and he exercised those options in November 2007. 10,000 of Mr. Olmstead’s 20,000 time-based options were fully vested as of the termination of Mr. Olmstead’s consulting agreement (5,000 options vested on June 14, 2007 and 5,000 vested upon termination) but expired without having been exercised on January 31, 2008; the remaining 10,000 options were cancelled upon termination of his consulting agreement. In addition, Mr. Olmstead had previously been granted 1,000 shares of restricted stock as part of his compensation for services rendered as a director prior to his becoming a consultant, 500 shares of which are vested and 500 shares of which were forfeited upon his resignation as a director.

Other Relationships

In the ordinary course of business, SS/L has entered into satellite construction contracts and Loral Skynet has entered into telemetry, tracking and control agreements and transponder lease agreements with affiliates of EchoStar Communications Corporation, a corporation that owns more than 5% of our common stock. The Loral Skynet agreements were assigned to Telesat Canada in connection with the Telesat Canada transaction.

Mr. Targoff, our Vice Chairman, Chief Executive Officer and President, serves on the board of directors and is chairman of the audit committee and a member of the compensation committee and nominating and corporate governance committee of Leap Wireless International, Inc., a company of which Dr. Rachesky is the non-executive Chairman of the Board, chairman of the nominating and corporate governance committee and a compensation committee member and of which Mr. Harkey is a board member and member of the audit committee and nominating and corporate governance committee.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock, to file reports with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, Loral believes that, during 2007, all filing requirements were met on a timely basis.

Solicitation of Proxies

The Company pays all of the costs of soliciting proxies. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of our common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses. We have also retained W.F. Doring & Co., Inc. to solicit proxies on our behalf and will pay them a fee of approximately $5,000 for such services.

Stockholders Proposals for 2009

Any stockholder who intends to present a proposal at the 2009 Annual Meeting of Stockholders must deliver the proposal to the Corporate Secretary at our principal executive offices, located at Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016:

•	Not later than December 30, 2008, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. The notice and the proposal must satisfy certain requirements specified in Rule 14a-8.
•	No earlier than January 20, 2009 but no later than February 19, 2009, if the proposal is submitted pursuant to our Bylaws and is not submitted pursuant to Rule 14a-8. The written notice must satisfy certain requirements specified in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Senior Vice President, General Counsel and Secretary.

A stockholder who intends to nominate a candidate for director election at the 2009 Annual Meeting of Stockholders must deliver notice of the nomination to the Corporate Secretary at our principal executive offices, located at Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, no earlier than January 20, 2009 and no later than February 19, 2009. The written notice must include certain information and satisfy certain requirements set forth in our Bylaws, a copy of which will be sent to any stockholder upon written request to the Senior Vice President, General Counsel and Secretary.

Communications with the Board

Stockholders and other interested parties wishing to communicate with the Board of Directors, the non-management directors or with an individual Board member concerning the Company may do so by writing to the Board, to the non-management directors or to the particular Board member and mailing the correspondence to Loral Space & Communications Inc., 600 Third Avenue, New York, New York 10016, Attention: Senior Vice President, General Counsel and Secretary. If from a stockholder, the envelope should indicate that it contains a stockholder communication. All such communication will be forwarded to the director or directors to whom the communications are addressed.

Code of Ethics

Loral has adopted a Code of Conduct for all of its employees, including all of its executive officers. Any amendments or waivers to this Code of Conduct with respect to Loral’s principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) will be posted on such web site. This Code of Conduct is available on the Investor Relations — Corporate Governance section of our web site at www.loral.com. One may also obtain, without charge, a copy of this Code of Conduct by contacting our Investor Relations Department at (212) 697-1105.

LORAL SPACE & COMMUNICATIONS INC.

REVOCABLE PROXY

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2008

Michael B. Targoff, Avi Katz and Janet T. Yeung, and each of them, are hereby appointed as proxies of the undersigned, with full power of substitution, on behalf of the undersigned to vote all the shares of capital stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of LORAL SPACE & COMMUNICATIONS INC. (the “Company”), to be held at the Park Central New York, 870 Seventh Avenue at 56th Street, New York, New York, at 10:30 A.M., on Tuesday, May 20, 2008 and at all adjournments or postponements thereof, in the manner provided below and in such persons’ discretion upon any other matter that may properly come before such meeting or any adjournment or postponement thereof, including to vote for the election of a substitute nominee for director as such persons may select in the event a nominee becomes unable to serve.

1.	ELECTION OF ONE CLASS II DIRECTOR
	Nominee: Class II:	Michael B. Targoff	☐ FOR	☐ WITHHOLD

The Board of Directors Recommends a Vote FOR the Director Nominee.

2.	Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008.	☐ FOR	☐ AGAINST	☐ ABSTAIN

Detach above card, sign, date and mail in postage paid envelope provided.

The Board of Directors Recommends a Vote FOR the Above Proposal.

LORAL SPACE & COMMUNICATIONS INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is indicated, this PROXY will be voted FOR the election of the nominee listed hereon and FOR Proposal 2.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

(Please sign exactly as name or names appear hereon. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)

PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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